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Exhibit 1

Magna International Inc.

Annual Information Form

March 29, 2005

MAGNA INTERNATIONAL INC.

ANNUAL INFORMATION FORM

TABLE OF CONTENTS

        In this Annual Information Form, when we use the terms "we", "us", "our", "Company" and "Magna", we are referring to Magna International Inc. and its subsidiaries and jointly controlled entities, unless the context otherwise requires.

        All references in this Annual Information Form to calendar years are references to our years ending after December 31, 1998 and all references to fiscal years are references to years ending on July 31 of the year named. All references to "$" or "dollars" are references to U.S. dollars, unless otherwise specified. "EBIT" is defined as operating income as presented on our consolidated financial statements before interest income or expense.

FORWARD-LOOKING STATEMENTS

        The contents of this Annual Information Form contain statements that, to the extent they are not recitations of historical fact, constitute "forward-looking statements", within the meaning of applicable securities legislation. Forward-looking statements may include financial and other projections, as well as statements regarding our future plans, objectives or economic performance, or the assumptions underlying any of the foregoing. We use words such as "may", "would", "could", "will", "likely", "expect", "anticipate", "believe", "intend", "plan", "forecast", "project", "estimate" and similar expressions to identify forward-looking statements. Any such forward-looking statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks, assumptions and uncertainties. These risks, assumptions and uncertainties include, but are not limited to:

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  pressure from our customers to reduce our prices;
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  the availability of and increased prices for key commodities;
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  global economic conditions causing decreases in production volumes;
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  increased product warranty and recall costs and increased product liability risks;
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  the impact of financially distressed automotive components sub-suppliers;
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  our dependence on certain customers and vehicle programs;
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  our dependence on outsourcing by automobile manufacturers;
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  pressure from our customers to absorb certain fixed costs;
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  rapid technological and regulatory changes;
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  increased crude oil and energy prices;
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  doing business in foreign countries;
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  fluctuations in relative currency values;
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  unionization activity at our facilities;
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  the threat of work stoppages and other labour disputes;
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  the highly competitive nature of the auto parts supply market;
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  program cancellations and delays in launching new programs;
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  delays in constructing new facilities;
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  changes in governmental regulations;
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  the impact of environmental regulations; and
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  our relationship with our controlling shareholder.

        In evaluating any forward-looking statements in this Annual Information Form, you should specifically consider the various factors, including those contained under the heading "ITEM 3. DESCRIPTION OF THE BUSINESS — RISK FACTORS" below, which could cause actual events or results to differ materially from those indicated by our forward-looking statements. Unless otherwise required by applicable securities laws, we do not intend, nor do we undertake any obligation, to update or revise any forward-looking statements contained in this Annual Information Form to reflect subsequent information, events or circumstances or otherwise.

ITEM 1.    CORPORATE STRUCTURE

Issuer

        We were incorporated under the laws of the Province of Ontario, Canada on November 16, 1961. Our charter documents currently consist of restated articles of incorporation dated July 25, 2001, which were issued pursuant to the Business Corporations Act (Ontario).

        Our registered and head office is at 337 Magna Drive, Aurora, Ontario L4G 7K1.

Subsidiaries

        A list of our principal subsidiaries and their respective jurisdictions of incorporation as of January 1, 2005 is set forth on Schedule A. Our legal structure (including that of our subsidiaries) is not necessarily indicative of our operational structure.

ITEM 2.    GENERAL DEVELOPMENT OF THE BUSINESS

OVERVIEW

        Our operations are conducted through our global automotive systems groups, as well as corporate and other ancillary operations. Until August 29, 2003, we had non-automotive operations, which were conducted through Magna Entertainment Corp.

Automotive Operations

        We are the most diversified automotive components supplier in the world. We design, develop and manufacture automotive components, assemblies, modules and systems, and engineer and assemble complete vehicles. Our products and services are sold primarily to manufacturers of cars and light trucks in North America, Europe, Asia and South America. As at December 31, 2004, we employed over 81,000 people and operated 223 manufacturing facilities, as well as 56 product development and engineering facilities, in 22 countries.

        Our manufacturing, product development and engineering facilities are organized as autonomous operating divisions. Each division is currently under one of seven automotive systems groups, three of which Decoma International Inc. ("Decoma"), Intier Automotive Inc. ("Intier") and Tesma International Inc. ("Tesma") were, throughout 2004, publicly traded companies in which we had a controlling interest through voting securities. In October 2004, we announced our proposal to take each of Decoma, Intier and Tesma private. During the first quarter of 2005, we completed the acquisition of all the outstanding Class A Subordinate Voting Shares of Decoma and Tesma. As a result, Tesma became a wholly-owned subsidiary of Magna and, as part of the privatization of Decoma, Decoma was amalgamated into Magna. Currently, six out of our seven automotive groups are wholly-owned. The privatization of Intier remains subject to shareholder and court approval. The shareholders of Intier are scheduled to meet on March 30, 2005 to vote on our privatization proposal. See "OPERATING STRUCTURE AND PRINCIPLES — Privatizations" below.

Automotive Systems Groups

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  Decoma International — Decoma designs, engineers and manufactures a variety of automotive exterior components and systems, including fascias (bumper systems), front and rear end modules, plastic body panels, exterior trim components and systems, sealing and greenhouse systems, and lighting components. Decoma operates 47 manufacturing facilities and nine engineering and product development facilities, including two multi-group facilities, in North America, Europe and Asia.

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  Intier Automotive Inc. — Intier is a global full service supplier and integrator of automotive interior and closure components, systems and modules, including cockpit, sidewall, overhead and complete seating systems, seat hardware and mechanisms, floor and acoustic systems, seating systems, cargo management systems, latching systems, glass moving systems, wiper systems, power sliding doors and liftgates, mid-door and door module technologies, and electro-mechanical systems. Intier operates 74 manufacturing facilities, including one joint venture facility with Magna Steyr, and 15 product development, engineering and testing centres, including one joint venture facility with Magna Steyr and one multi-group facility, in North America, Europe, South America and Asia.

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  Tesma International — Tesma designs, engineers, tests and manufactures powertrain (engine, transmission and fuel) components, assemblies, modules and systems for cars and light trucks. Tesma operates 28 manufacturing facilities in North America, Europe, Asia and South America, as well as five tooling, design and research and development centers.

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  Magna Steyr — Magna Steyr is the automotive industry's leading independent assembler of low-volume derivative, specialty and other vehicles for automobile manufacturers. Magna Steyr also provides complete vehicle design, engineering, validation and testing services. Magna Steyr operates two assembly and two manufacturing facilities, including one joint venture facility with Intier, and eleven engineering and testing facilities, including one joint venture facility with Intier and one multi-group facility, in Europe, North America and Asia.

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  Magna Drivetrain — Magna Drivetrain, which was formed in early 2004, is one of the world's most advanced developers and suppliers of complete drivetrain technologies, four-wheel and all-wheel drive systems, including transfer cases, power take-off units, axle drives, manual transaxles, traction control devices and all-wheel drive couplings, mass balancing systems and chassis modules. Magna Drivetrain operates eight manufacturing facilities and three engineering and testing facilities in Europe and North America. Magna Drivetrain's operations significantly expanded in September 2004 with the completion of the acquisition of the worldwide operations of DaimlerChrysler's wholly-owned subsidiary, New Venture Gear, Inc.

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  Magna Donnelly — Magna Donnelly manufactures exterior and interior mirrors, interior lighting and engineered glass systems, electro-mechanical systems and advanced electronics. Magna Donnelly operates 25 manufacturing facilities and three engineering and testing facilities in North America, Europe and Asia.

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  Cosma International — Cosma manufactures a comprehensive range of stamped, hydroformed and welded metal body systems, components, modules, assemblies, including complete body-in-white assemblies, chassis systems and complete suspension modules. Cosma operates 33 manufacturing facilities and nine engineering and testing facilities in North America, Europe and Asia.

Customers

        In North America, our primary customers are the "big three" North American automobile manufacturers and their North American operating divisions and subsidiaries, which are General Motors (including Subaru, Isuzu and Suzuki), Ford (including Mazda) and DaimlerChrysler. Our North American customers also include certain North American subsidiaries of foreign-based automobile manufacturers, such as Honda, Renault-Nissan, Toyota, BMW, Volkswagen and Mitsubishi. Our North American consolidated production sales accounted for approximately 48% and 55% of our consolidated sales for each of 2004 and 2003, respectively.

        In Europe, our customers include most of the automobile manufacturers, such as BMW (including MINI and Rolls Royce), DaimlerChrysler (including SMART), Volkswagen (including Audi, Skoda, SEAT and Bentley), General Motors and its European affiliates (including Opel and Saab), Ford and its European affiliates (including Jaguar, Volvo and Land Rover), Renault-Nissan, MG Rover Group, Fiat, Porsche, PSA Peugeot Citroën, Toyota, Honda and Mitsubishi. Our European consolidated production and vehicle assembly sales accounted for approximately 45% and 35% of our consolidated sales for 2004 and 2003, respectively.

        Worldwide sales to DaimlerChrysler, General Motors, BMW and Ford represented approximately 23%, 22%, 20% and 16%, respectively, of our consolidated sales in 2004. See "ITEM 3. DESCRIPTION OF THE BUSINESS" below.

Non-Automotive Operations

        Until August 29, 2003, we had non-automotive operations, which were conducted through Magna Entertainment Corp. Magna Entertainment is North America's number one owner and operator of thoroughbred racetracks, based on revenues, and one of the world's leading suppliers, via simulcasting, of live racing content to the growing inter-track, off-track and account wagering markets. We transferred our controlling equity interest in Magna Entertainment to MI Developments Inc. in connection with the reorganization and subsequent spin-off of MI Developments. Since the spin-off transaction, we no longer have any significant non-automotive operations. See "SPIN-OFF OF MI DEVELOPMENTS INC. AND MAGNA ENTERTAINMENT CORP." and "OPERATING STRUCTURE AND PRINCIPLES — Reorganizations" below.

RECENT TRENDS IN THE AUTOMOTIVE INDUSTRY

        A number of trends have had a significant impact on the global automotive industry in recent years, including:

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  increased pressure by automobile manufacturers on automotive components suppliers to reduce their prices and bear additional costs;

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  increased prices for key commodities used in our parts production;

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  globalization and consolidation of the automotive industry, including both automobile manufacturers and automotive components suppliers;

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  the evolving role of independent automotive components suppliers and their progression up the "value chain";

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  increased outsourcing and modularization of vehicle production;

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  increased prevalence of lower volume "niche" vehicles built off high-volume global vehicle platforms;

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  growth of Asian-based automobile manufacturers in North America and Europe; and

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  growth of automotive production in emerging markets.

Increased Pressure on Automotive Components Suppliers to Reduce Prices and Bear Additional Costs

        Automobile manufacturers have sought ways in which to reduce their cost of producing vehicles as competition for market share among them has become more intense. In addition to seeking cost efficiencies in their own production, marketing and administrative structures, automobile manufacturers have placed significant pressure on automotive components suppliers to reduce the price of the components, assemblies, modules and systems. This price pressure has come in different forms, including through: long-term agreements containing pre-determined price reductions for each year of a vehicle production program; price reduction demands, in addition to those contained in any long-term agreement; pressure to absorb more design and engineering costs previously paid for by the automobile manufacturer and to recover these costs through amortization in the piece price of the particular components designed or engineered by the supplier; pressure to assume or offset increases in prices of key commodities, including steel; and pressure to own and/or capitalize tooling and recover these costs through amortization in the piece price of the components produced by this tooling. In many cases, suppliers bear the risk of not being able to fully recover the design, engineering and tooling costs if the particular vehicle production volumes are lower than anticipated. This price pressure has intensified, due to the competitive environment of the automotive industry in North America and Europe. In addition, automobile manufacturers are increasingly requesting that their suppliers bear the cost of the repair and replacement of defective products which are either covered under the automobile manufacturers' warranty and/or are the subject of a recall and which were improperly designed, manufactured or assembled by their suppliers.

Increased Prices for Key Commodities Used in Our Parts Production

        In 2004, we experienced significant price increases for key commodities used in our parts production, particularly steel. We expect such prices to remain at elevated levels in 2005. Steel price increases have been primarily the result of increased demand for steel in China and a shortage of steel-making ingredients, such as scrap steel, iron ore and coke coal. Approximately half of our steel is acquired through re-sale programs operated by the automobile manufacturers and does not involve us in pricing exposure. The remainder is acquired through spot, short-term and long-term contracts. Surcharges on existing prices have been imposed on us by our steel suppliers and other suppliers of steel parts, with the threat of withheld deliveries by such suppliers if the surcharges are not paid. We have pricing agreements with some of our suppliers that reduce our exposure to steel pricing increases and surcharges. However, certain suppliers have challenged these agreements and, to the extent that they are successfully disputed, terminated or otherwise not honoured by our suppliers, our exposure to steel price increases and surcharges may increase.

Consolidation and Globalization of the Automotive Industry

        The automotive industry has undergone significant consolidation and globalization of automobile manufacturers. This can be attributed to several factors, including: increased pressure on automobile manufacturers to reduce costs and achieve greater economies of scale; the expansion of free trade zones between major trading partners in North America, Europe and elsewhere; the accelerated growth of emerging markets in Asia, particularly China and India, and also in Korea, Malaysia and Thailand; and the development of free market economies in Eastern Europe and the recent expansion of the European Union into Eastern Europe.

        Some examples of the consolidation of automobile manufacturers include:

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  the merger of Daimler-Benz and Chrysler;

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  the acquisition by Ford of Jaguar, Volvo, Land Rover and Aston Martin, and a significant equity interest in Mazda;

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  the acquisition by General Motors of Saab and equity interests in Fuji Heavy Industries Inc. (the maker of Subaru vehicles), Isuzu and a company that owns and operates certain assets of the former Daewoo Motor Company, and the development of a relationship between General Motors and Suzuki;

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  the acquisition by Renault of a significant equity interest in Nissan and the acquisition by Nissan of an equity interest in Renault;

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  the acquisition by Volkswagen of SEAT, Skoda, Bentley, Lamborghini and Bugatti;

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  the acquisition by BMW of the MINI and the Rolls Royce brands;

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  the acquisition by Hyundai of Kia Motors and its affiliate Asia Motors; and

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  the acquisition of Ssangyong Motors by Shaghai Automotive Industry Corp.

        However, there have been recent examples of automobile manufacturers acting contrary to the consolidation trend, such as General Motors' decision not to exercise its put option in respect of Fiat and DaimlerChrysler's decision to withdraw from a bailout plan in respect of Mitsubishi Motors.

        The cost pressures that have caused this consolidation have also stimulated the development by automobile manufacturers of global vehicle platforms. In order to achieve economies of scale on a global basis, automobile manufacturers, together with their global affiliates and partners, have developed vehicles based on common platforms that share many components, including powertrain variations, but have distinct styling and different branding, and are produced in different parts of the world. The development of these "world cars" results in significantly reduced design, development and engineering costs and maximizes automobile manufacturers' purchasing power with respect to key commodities and the components required in vehicle production.

        An example of the globalization of the automotive industry has been the expansion of automobile manufacturers into China, principally through joint ventures with Chinese partners, to service the growing needs of the local market. For example, the Chinese government has established local manufacturing content requirements for automobile manufacturers, which are expected to increase component production and assembly in China for the local market. In addition, certain major automobile manufacturers have announced plans to significantly increase their automobile production capacity in China over the next few years to meet the projected growth in local demand.

        The globalization and consolidation of the automobile industry, together with the adoption of just-in-time manufacturing processes and delivery techniques, have also fostered the globalization of automotive components suppliers. In order to be responsive to the needs of their customers, primary or "Tier 1" suppliers to automobile manufacturers are required to have the financial strength, technical capabilities and geographic reach required to support the design, engineering, manufacturing, sales and program support needs of automobile manufacturers in most of the countries in which they operate. In addition, as automobile manufacturers have adopted just-in-time manufacturing processes and delivery techniques, Tier 1 suppliers have been increasingly required to locate their facilities close to their customers' manufacturing plants in various parts of the world.

Evolving Role of Independent Automotive Components Suppliers

        Historically, automotive components suppliers had a relatively limited role in the vehicle development process. Development of a vehicle from concept to production often took seven to eight years, with automobile manufacturers designing and engineering the vehicle as a whole, as well as many of the specific components required to make the vehicle. Automobile manufacturers also performed a significant portion of the quality control testing and component sub-assembly required. The role of their suppliers was limited to manufacturing components in accordance with the design and engineering specifications supplied by automobile manufacturers, which often purchased the same parts from different suppliers, including affiliated component suppliers. The components delivered to the automobile manufacturers often formed part of significant inventories stored by the automobile manufacturers.

        Currently, Tier 1 suppliers are increasingly engaged in more value-added activities, which more closely resemble the activities that were traditionally performed by automobile manufacturers. Tier 1 suppliers are increasingly involved at early stages in the design, engineering and development of components, systems and modules and have assumed increased responsibility for sub-assembly work, systems integration, quality control testing and component, system and module validation. In order to continue to move up the "value chain", Tier 1 suppliers have had to make significant investments in their engineering capabilities and expertise. Such investments include fixed assets, highly skilled employees and technology. In some cases, suppliers have assumed responsibility for designing, engineering, developing and assembling significant portions of vehicles, including modules and systems and in certain cases even complete vehicles. This trend toward increased engineering at the Tier 1 supplier level provides those Tier 1 suppliers that have such capabilities with increased opportunities to provide increasingly larger, more complex modules (with increased content and features) to the automobile manufacturers.

Increased Outsourcing and Modularization of Vehicle Production

        In recent years, automobile manufacturers have increased their outsourcing of components, assemblies, modules and systems. The primary factors driving this outsourcing have been the need by automobile manufacturers to reduce costs, minimize the time required to bring a new vehicle to market, capitalize on the technical and engineering expertise of Tier 1 suppliers and minimize capital expenditures. Additional factors affecting the decision to outsource include the degree of unutilized capacity in automobile manufacturers' facilities, restrictions in collective bargaining agreements and the impact of outsourcing on labour relations.

        The significant cost and competitive pressures faced by automobile manufacturers combined with the expansion in the capabilities of their suppliers and the trend toward outsourcing has increasingly resulted in automobile manufacturers outsourcing production of larger assemblies and portions or "modules" of vehicles to their Tier 1 suppliers. This modularization of production enables automobile manufacturers to achieve significant cost savings, by taking advantage of their suppliers' lower variable costs, and has simplified the vehicle assembly process and reduced the automobile manufacturers' fixed cost investments.

        In order to properly manage the production of outsourced modules, Tier 1 suppliers have had to expand their capabilities and expertise. For example, module suppliers require program management expertise in order to manage large numbers of sub-suppliers that had previously been managed by automobile manufacturers, as well as extensive logistics capabilities to coordinate just-in-time deliveries from these sub-suppliers and just in time deliveries to automobile manufacturers. Tier 1 suppliers have also had to develop a broader technical understanding of systems beyond their own products, as well as an understanding of the process of integrating various automotive systems in order to ensure the proper fit, finish and functioning of the modules supplied by them. As Tier 1 suppliers have successfully managed the challenges posed by modularization, automobile manufacturers have begun sourcing increasingly larger, more complex modules (with increased content and features) as well as management or integration of complete systems to their most capable suppliers.

Increased Prevalence of Lower Volume "Niche" Vehicles

        To remain competitive, automobile manufacturers continue to broaden the range of vehicles they offer, to differentiate their products from those of their competitors, to expand the number of market segments in which they compete, to extend the life of their existing vehicle platforms, to respond to lifestyle trends and to meet the tastes of consumers. This has caused automobile manufacturers to increase their reliance on lower volume, derivative or "niche" vehicles. Niche vehicles are new vehicle models that are built based on existing vehicle platforms, and usually consist of convertibles, sports cars and all-wheel drive and four-wheel drive sport utility or cross-over vehicles. Automobile manufacturers are also "refreshing" more of their existing models during the program life and developing model variants with factory-installed performance and styling packages. This trend toward niche vehicles provides those Tier 1 suppliers that have capabilities resembling those of automobile manufacturers with increased opportunities to provide complete vehicle engineering and assembly services.

Growth of Asian-Based Automobile Manufacturers in North America and Europe

        North American subsidiaries of Asian-based automobile manufacturers (primarily Japanese and Korean) have increased their production to approximately 28% of aggregate North American car and light truck production in 2004, which is up from approximately 26% in 2003. These automobile manufacturers are expected to increase their North American production volumes, which will be achieved through the expansion of existing assembly facilities and the construction of new assembly facilities. A number of factors, including the improving quality and cost effectiveness of North American automotive suppliers, currency fluctuations, the loosening of the traditional Japanese "keiretsu" supplier relationships and the North American Free Trade Agreement, are expected to cause foreign-based automobile manufacturers to rely on increased outsourcing to increase the North American content of their vehicles. Accordingly, these automobile manufacturers represent significant growth potential for North American automotive components suppliers.

        In addition, Asian-based automobile manufacturers have recently increased their manufacturing capacity in Europe both through joint ventures with local partners and new facilities. These automobile manufacturers are expected to continue to increase their European production. The increased strength of the euro and the establishment of a common market throughout the European Union has assisted their growth in Europe. Accordingly, these automobile manufacturers represent significant growth potential for European automotive components suppliers, in relation to the investments in Europe and their need for local high quality suppliers.

Growth of Automotive Production in Emerging Markets

        We believe that the growth of emerging markets in Asia and Central and Eastern Europe will provide opportunities for expansion for automotive components suppliers.

        China has experienced significant automotive industry growth in recent years. Although certain economic policies of the Chinese government tempered automotive growth during 2004, we expect considerable growth in automotive sales and vehicle production in the coming years. During this period, we also expect that China will experience consolidation among both automobile manufacturers and Tier I suppliers, as both the automobile manufacturers and their supply base increase production capacity in the country and competition intensifies. Automotive production in Korea remains strong, and we expect this market to experience considerable growth in the future. Thailand, Malaysia and India, while smaller automotive markets in absolute terms, have also emerged as markets of growing automotive sales and production.

        Now that the expansion associated with new EU member states has stabilized, we believe that continued automotive industry growth will occur in the low cost regions of Central and Eastern Europe. Automobile manufacturers continue to add assembly capacity in Central and Eastern Europe in order to build a strong low-cost export base, as well as to capitalize on the region's developing sales market. Automotive components suppliers have followed, and will likely continue to follow, the automobile manufacturers into these regions.

        We believe that automobile manufacturers and Tier 1 suppliers that expand successfully into these emerging markets and provide a high quality product, while protecting intellectual property rights, could experience significant growth.

OUR BUSINESS STRATEGY

        To capitalize on the recent trends in the automotive industry, our business strategy is to achieve and maintain a leading global position with all major automobile manufacturers in North America, South America, Europe and Asia, as a full service supplier of metal body and structural systems, interior and exterior modules, mirrors and electronics, powertrain and drivetrain components and systems, with vehicle engineering and assembly, program management and systems integration capabilities. The most significant elements of this business strategy are described below.

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  We seek to capitalize on our existing customer relationships and expand relationships with our customers in order to increase our content per vehicle. We currently possess a major market share in each product area in which we compete and maintain strong relationships with most major automobile manufacturers in North America, South America and Europe and, to a lesser extent, in China, Japan and Korea. As a result of these relationships, we have increased the dollar value of our content per vehicle in North America from approximately $126 in fiscal 1993 to approximately $629 in 2004, which represents a compound annual growth rate of approximately 15%, and in Europe from approximately $6 in fiscal 1993 to approximately $556 in 2004, which represents a compound annual growth rate of approximately 48%. We are pursuing new programs and "takeover" business from our customers, including foreign-based automobile manufacturers with facilities in North America, South America, Europe and Asia, to further increase our market penetration and content per vehicle in these markets.

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  We intend to capitalize on our total vehicle competence in order to enhance our competitive advantage. We have the expertise to work with our customers from concept to completion, from the design and engineering of a complete vehicle and its systems through to its final assembly. Magna Steyr is a leading supplier of advanced, total vehicle engineering and is the world's largest independent assembler of complete vehicles. In addition, our other automotive systems groups produce components, modules and systems for many of the key areas of the entire vehicle. As a result, we are the most diversified global automotive components supplier in the world, having the broadest and deepest product range among the global automobile components suppliers.

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  We intend to leverage our proven expertise in coordinating the design, engineering, manufacture, integration and assembly of modules in order to further benefit from the trend towards increased outsourcing of larger modules. Our automotive systems groups are among the industry leaders in the engineering, development and production of a number of different types of modules, including front- and rear-end modules, door modules, complete integrated interiors, seating systems, mirror systems, engine-cover modules, all-wheel drive modules and complete body-in-white assemblies. We intend to continue coordinating our product design, engineering, manufacturing and testing resources, and further refining our logistics, supply chain management, program management and systems integration skills, in order to enable us to supply a larger number of increasingly complex modules. We also plan to capitalize on cross-group cooperation on modules in order to maximize our content in each module we supply and on our position as the most diversified components supplier in the automotive industry. We believe that our privatization proposals will assist us in this regard (see "OPERATING STRUCTURE AND PRINCIPLES — Privatizations" below).

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  We plan to maintain a strong balance sheet and exploit our relative financial strength in order to pursue opportunities for new vehicle programs, as well as to acquire new technologies and strategic assets. We maintain a strong balance sheet, with relatively low debt and significant cash reserves, as well as strong cash flow. Our financial strength provides comfort to our customers regarding our ability to support major vehicle programs, which enhances our ability to pursue such programs, as well as "takeover" business from our competitors. We also intend to take advantage of our financial resources to acquire new technologies and strategic assets that complement our current portfolio of automotive technologies or expand our product breadth, provided that any such acquisition furthers our overall business strategy and enhances our long-term earnings growth.

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  We intend to maintain a strong focus on technology-driven growth.  We believe that one of the cornerstones of our past success has been our commitment to research, development and technological innovation. This commitment is enshrined in our Corporate Constitution, which requires us to allocate annually a minimum of 7% of our pre-tax profits (as defined in the Corporate Constitution) to research and development. Our focus on utilizing new technologies and processes in the development of a wide range of proprietary products has significantly contributed to our strong financial performance over the last number of years. We intend to remain focused on technology-driven growth and our commitment to research, development and technology innovation in order to maintain our leading position in a number of product categories and remain in a position to offer our customers a competitive advantage through our technology.

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  We plan to continue to invest in technical skills training as well as training for our managers and employees. We believe that the most successful companies are those which are most successful in attracting, retaining and motivating skilled and entrepreneurial employees and management. We believe that we have one of the most skilled labour pools in the industry, particularly tool and die makers, as well as automotive technicians and engineers. We intend to continue expanding this pool of skilled employees and managers as a source of significant competitive advantage, by providing extensive training through apprenticeships, technical training centers and management training centers.

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  We intend to continue promoting our entrepreneurial culture.  We have developed an entrepreneurial culture based on certain key principles such as functional decentralization, which we believe increases flexibility, customer responsiveness and productivity, as well as profit-based compensation programs, which more directly align the interests of our employees and shareholders. We believe that our operating principles and culture have formed one of the cornerstones of our past success and we intend to continue promoting them to help achieve continued success in the future.

OPERATING STRUCTURE AND PRINCIPLES

Decentralization

        We follow a corporate policy of functional and operational decentralization, which we believe increases flexibility, customer responsiveness and productivity. Our operating structure contains three levels of management — divisional management, automotive systems group management and executive management. Our manufacturing and assembly operations are conducted through divisions, each of which is an autonomous operating unit and profit center under the authority of a general manager. The general manager of each division has the discretion to determine rates of pay, hours of work, sources of supply and contracts to be performed, within the framework of our Corporate Constitution and our Employee Charter. All of our divisions are organized along global product lines under one of the seven automotive systems groups. The management of each of our automotive systems groups is responsible for coordinating product development, finance and marketing, as well as maximizing manufacturing efficiencies in the divisions comprising the group. Each of our automotive systems groups interfaces with its customers and provides assistance and advice to its respective divisions. Our executive management coordinates advanced systems development and manufacturing, allocates capital, ensures customer and employee satisfaction, succession planning and interfaces with the investment community. Our executive management is also responsible for our long-term strategic planning and future growth, as well as monitoring the performance of the management of each of the automotive systems groups.

Spinco Policy

        In 1982, our shareholders approved our "spinco" policy of developing our automotive systems groups into self-sufficient public companies. The objective of this Spinco policy, which was in furtherance of our commitment to decentralization, was to establish one or more automotive systems groups as separate public corporations, or "spincos", over a period of time, while we remained as a major shareholder. Guidelines to implement our Spinco policy were approved by our shareholders in December 1987. Under these guidelines, each spinco was to have a corporate constitution and share structure similar to ours and be comprised of independent operating units supported by the spinco's operations, marketing and financial management resources and executive management. Our role was to provide operations, technical, marketing and financial management and other services from time to time to each spinco for an agreed upon affiliation fee. Historically, our Spinco policy provided us with numerous benefits, including increased decentralization and autonomy, improved operating flexibility, motivation of senior management and greater accountability and public scrutiny. However, changing industry conditions, such as opportunities to meet our customers' needs for larger modules that include two or more of our current product groups, necessitated re-examining our "spinco" policy which resulted in our recent proposals to privatize our three public automotive systems groups (see "Privatizations" below). Although we will no longer be pursuing further spin-offs, our fundamental "decentralized" operating philosophy and culture have not changed. We remain committed to a philosophy of decentralized, entrepreneurial and autonomous groups.

Reorganizations

        In recent years, we completed a series of corporate reorganizations intended to organize our automotive business into automotive systems groups structured along global product lines, to align our non-automotive operations under Magna Entertainment and to place substantially all of our automotive real estate under MI Developments.

        For example, in February 2001, we reorganized our automotive operations into five global automotive systems groups and we completed the spin-off of Intier shortly thereafter. Following the completion of the acquisition of Donnelly Corporation in October 2002, we completed a reorganization of our existing and acquired mirrors operations in order to create a sixth automotive systems group, Magna Donnelly. In early 2004, we established a seventh automotive systems group, Magna Drivetrain, based on the powertrain operations of Magna Steyr and then expanded the group with the purchase of the business of New Venture Gear, Inc. from DaimlerChrysler in September 2004. See "RECENT DEVELOPMENTS IN OUR BUSINESS — Acquisitions and Divestitures" below.

        Between 1998 and 2003, we transferred substantially all of our automotive real estate assets to MI Developments. Further to a commitment made to our shareholders in calendar 1998, all of our non-automotive assets (including non-automotive real estate) were transferred to Magna Entertainment. In March 2000, we completed the spin-off of approximately 20% of the voting equity of Magna Entertainment by distributing to its shareholders by way of stock dividend an aggregate of 5,246,085 shares of Magna Entertainment's Class A Subordinate Voting Stock and 10,460,859 exchangeable shares of MEC Holdings (Canada) Inc. In August 2003, we divested all of our ownership interests in MI Developments and Magna Entertainment in a spin-off transaction. See "SPIN-OFF OF MI DEVELOPMENTS INC. AND MAGNA ENTERTAINMENT CORP." below.

Privatizations

        In October 2004, we made separate proposals to the respective boards of directors of each of our three public subsidiaries, Intier, Decoma and Tesma, in each case to acquire all of the outstanding Class A Subordinate Voting Shares of each subsidiary not owned by us. The decision to make these proposals followed a review of our "spinco" policy by, and recommendation of, a special committee of independent directors of our Board. We believe that the privatizations will enable us to respond much more quickly to customer needs for larger modules that require a higher degree of systems engineering and integration. Each proposal, to be implemented by way of a court-approved plan of arrangement under Ontario law, was independent and not conditional on completion of the other transactions. In addition to court approval, each transaction required the approval of shareholders of each subsidiary, including by way of a majority of the votes cast by holders other than Magna and its affiliates and other insiders.

        We believe that the privatization of our public subsidiaries will enable us to more efficiently leverage our vast capabilities as the most diversified automotive components supplier in the world. Specifically, we believe that the privatizations will allow us to: capitalize on the industry trend toward larger and more complex modules that cross traditional product lines; better position us as a sole supplier to the Japanese and Korean automobile manufacturers, who prefer dealing with a single corporate entity; benefit from greater economies of scale; better align and streamline product capabilities that currently reside in two or more of our operating groups; and avoid duplicate investments in research and development and infrastructure by more than one operating group. We also believe that by re-positioning our groups, we will be better able to design and engineer sophisticated cross-product modules.

Tesma

        On October 25, 2004, we announced our intention to privatize Tesma pursuant to a plan of arrangement. Subsequently, on December 23, 2004, we jointly announced with Tesma that we had entered into a definitive agreement pursuant to which we would acquire all the outstanding Class A Subordinate Voting Shares of Tesma not owned by us. On February 1, 2005, Tesma shareholders approved the resolution relating to the plan of arrangement involving Tesma. Court approval of the plan of arrangement was granted on February 3, 2005 and the arrangement took effect on February 6, 2005. As a result, Tesma's Class A Subordinate Voting Shares ceased trading on the TSX and NASDAQ on and after February 4, 2005. Tesma ceased to be a reporting issuer in each province and territory of Canada shortly thereafter. Following completion of the privatization of Tesma effective February 6, 2005, Tesma became a wholly-owned subsidiary of Magna.

        In consideration of our acquisition of all of the issued and outstanding Class A Subordinate Voting Shares of Tesma not already owned by us, we issued 6,687,709 Class A Subordinate Voting Shares in exchange for Tesma's Class A Subordinate Voting Shares and paid approximately Cdn$127,695,000 to Tesma shareholders who made cash elections and for fractional shares. For purposes of the cash elections, the volume-weighted average trading price of our Class A Subordinate Voting Shares on the Toronto Stock Exchange over the five trading days ended February 4, 2005 was Cdn$94.4709 per share, resulting in a payment of Cdn$41.5672 per share for Tesma shareholders who made cash elections. Otherwise, Tesma shareholders received 0.44 of a Magna Class A Subordinate Voting Share for each Tesma Class A Subordinate Voting Share under the arrangement.

Decoma

        On October 25, 2004, we announced our intention to privatize Decoma pursuant to a plan of arrangement. Subsequently, on January 13, 2005, we jointly announced with Decoma that we had entered into a definitive agreement pursuant to which we would acquire all the outstanding Class A Subordinate Voting Shares of Decoma not owned by us. On February 28, 2005, Decoma shareholders approved the resolution relating to the plan of arrangement involving Decoma. Court approval of the plan of arrangement was granted on March 2, 2005 and the arrangement took effect on March 6, 2005. As a result, Decoma's Class A Subordinate Voting Shares ceased trading on the TSX and NASDAQ on and after March 4, 2005. Decoma ceased to be a reporting issuer in each province and territory of Canada shortly thereafter. As part of the privatization of Decoma, Decoma was amalgamated into Magna.

        In consideration of our acquisition of all of the issued and outstanding Class A Subordinate Voting Shares of Decoma not already owned by us, we issued 2,854,400 Class A Subordinate Voting Shares in exchange for Decoma's Class A Subordinate Voting Shares and paid approximately Cdn$37,175,800 to Decoma shareholders who made cash elections and for fractional shares. For purposes of the cash elections, the volume-weighted average trading price of our Class A Subordinate Voting Shares on the Toronto Stock Exchange over the five trading days ended March 4, 2005 was Cdn$88.2856 per share, resulting in a payment of Cdn$12.8279 per share for Decoma shareholders who made cash elections. Otherwise, Decoma shareholders received 0.1453 of a Magna Class A Subordinate Voting Share for each Decoma Class A Subordinate Voting Share under the arrangement.

Intier

        On February 9, 2005, we entered into a definitive arrangement agreement that would allow Intier shareholders to vote on whether we would acquire all of the outstanding Class A Subordinate Voting Shares of Intier not already owned by us by way of a court-approved plan of arrangement. Under the terms of the proposed arrangement, shareholders of Intier would receive 0.41 of a Class A Subordinate Voting Share of Magna for each Class A Subordinate Voting Share of Intier or, at the election of any shareholder, cash based on the volume-weighted average trading price of our Class A Subordinate Voting Shares over the five trading days ending on the last trading day immediately preceding the effective date of the plan of arrangement. The aggregate cash payable to all electing Intier shareholders in the proposed transaction would be capped at Cdn$125 million. If shareholders of Intier elect to receive cash in excess of Cdn$125 million in the aggregate, the total cash available will be prorated among those shareholders electing to receive cash and the balance of their consideration will be satisfied through our Class A Subordinate Voting Shares.

        A management information circular/proxy statement was mailed to Intier shareholders on or about March 7, 2005. Intier has set a record date of February 24, 2005 for shareholders entitled to receive notice of the special shareholders' meeting. The vote on our privatization proposal will take place at Intier's special shareholders' meeting on March 30, 2005. If approved, the proposed arrangement will become effective on April 3, 2005. The arrangement will require approval of two-thirds of the votes cast by holders of Intier Class A Subordinate Voting Shares, as well as a written resolution of all holders of Intier Class B Shares, voting separately as a class, and a written resolution of all holders of Intier Convertible Preferred Shares, voting separately as a class. We (together with our affiliates) currently hold all of the outstanding Intier Class B Shares and Intier Convertible Preferred Shares and have agreed that we will vote, or cause to be voted, all such Intier Shares in favour of the arrangement. The arrangement also requires the approval of a simple majority of the votes cast by the minority shareholders of Intier Class A Subordinate Voting Shares. Magna, parties related to Magna and certain interested parties may not vote their Intier Class A Subordinate Voting Shares for the purposes of the "majority of the minority" requirement. The arrangement will also be subject to court approval.

Operating Principles

        We are committed to a number of operating principles, including employee equity participation and profit sharing, incentive-based management compensation and an employee charter. See "ITEM 3. DESCRIPTION OF THE BUSINESS — HUMAN RESOURCES" below.

RECENT DEVELOPMENTS IN OUR BUSINESS

Creation of Global Automotive Systems Groups

        In order to respond to the globalization of the automotive industry and diversify our customer and product base, we developed and implemented a European expansion strategy beginning in fiscal 1994. To assist in implementing this strategy, Frank Stronach, who is currently our Chairman and Interim Chief Executive Officer, moved to Europe during fiscal 1994 and agreed through Stronach & Co., a Swiss partnership in which Mr. Stronach is the general partner, to provide business development and consulting services to our European and other affiliates and to develop and coordinate global strategies, identify and evaluate potential acquisitions, business alliances and technologies, develop and recruit technical management for deployment throughout our worldwide operations, implement our successful operating principles outside North America, enhance our good relations with foreign automobile manufacturers and governments and further develop our international presence. Stronach & Co., and more recently Mr. Stronach directly, continue to provide business development and consulting services to our European and other affiliates. As a result of these initiatives, we significantly expanded our operations outside of North America between fiscal 1994 and calendar 1999 by acquiring 51 manufacturing facilities in Europe. This European expansion has enabled us to replicate our North American product offerings in Europe and has resulted in the increase of our European consolidated production and assembly sales from $79 million in fiscal 1993 to approximately $9.2 billion, or 45% of total consolidated sales, in 2004.

        In February 2001, we initiated a reorganization with the aim of consolidating our operations and aligning our automotive products under one of five global automotive systems groups focused on providing large vehicle modules and systems in each key vehicle area. These groups included the then public automotive systems groups, Decoma and Tesma, and the wholly-owned automotive systems groups, Magna Steyr, Cosma and an interior systems group. Our interior systems group was created at that time by reorganizing our former Atoma Closure Systems, Magna Seating Systems and Magna Interior Systems groups into a single group, which is now known as Intier Automotive Inc. At the same time, our Board of Directors, acting on the basis of a report and recommendations of a special committee of members of our Board of Directors, approved the spin-off of our interior systems group. In August 2001, we completed the spin-off of Intier by way of an initial public offering of 5,476,191 of its Class A Subordinate Voting Shares.

        In October 2002, we added a sixth automotive systems group, Magna Donnelly, by combining our existing mirrors operations with those added through the acquisition of Donnelly Corporation. Magna Drivetrain was established in early 2004 as Magna's seventh automotive group.

New Products and Technologies

        We believe that a significant portion of our internally generated product growth in recent years has been due to our design and engineering capabilities and product innovation, which generally results in complex and highly engineered products which generate better returns than commodity-type products. This product innovation has resulted in the introduction of a number of significant automotive products and technologies in recent years, including:

Automotive Systems Group	Recent Product and Technology Innovations
Decoma International	•	lightweight and technologically advanced running boards
	•	composite tonneau covers
	•	front-end modules
Intier Automotive Inc.	•	reversible seating systems
	•	door modules integrating door hardware and interior trim
	•	Fold and Tumble™ seating mechanisms
	•	Tailgate Swing Up™ seat
	•	pedestrian protection system
	•	obstacle detection system for windows and doors
	•	integrated centre stack technology
Tesma International	•	electric oil pumps
	•	vane oil pumps for engine applications
	•	electric water pumps
	•	"high speed" balance shaft driven oil pumps
	•	continuously variable intake manifolds
	•	camshaft torque cancellation sprockets
Magna Steyr	•	Dynamic Compound Axle for sport utility vehicles, vans and pick-up trucks
	•	liquid hydrogen fuel storage system, developed in conjunction with BMW
Magna Drivetrain	•	Integrated Transfer Case (ITC), incorporating permanent all-wheel drive with a constant torque distribution
	•	Active Torque Control (ATC) transfer case incorporating variable torque distribution to the front axle with a rigid one to the rear axle
	•	active torque management devices for longitudinal and transversal all-wheel and four-wheel drive applications
Magna Donnelly	•	exterior and interior electrochromic mirrors with SPM™ technology and third surface reflector technology
	•	modular added-feature mirrors
	•	Display-On-Demand™ technology
Cosma International	•	resistance brazed spot welding
	•	hot forming
	•	remote laser welding
	•	advanced high-strength steels
	•	hydroforming processes

        See "ITEM 3. DESCRIPTION OF THE BUSINESS" below.

Acquisitions and Divestitures

        In August 2003, we distributed to our shareholders 100% of MI Developments, which owns substantially all of our automotive real estate and all of our former controlling equity interest in Magna Entertainment. See "SPIN-OFF OF MI DEVELOPMENTS INC. AND MAGNA ENTERTAINMENT CORP." below.

        On September 29, 2004, we completed the acquisition of the worldwide operations of DaimlerChrysler Corporation's wholly-owned subsidiary, New Venture Gear, Inc. The transaction involved the creation of a new joint venture, New Process Gear, Inc., initially owned 80% by us and 20% by DaimlerChrysler Corporation, to operate a manufacturing facility in Syracuse, New York. We will acquire DaimlerChrysler's interest in New Process Gear in September 2007. The transaction also involved the acquisition by us of certain other U.S. and European assets of New Venture Gear, including a manufacturing facility in Roitzsch, Germany and a research and development centre and sales office in Troy, Michigan. The New Venture Gear acquisition provides our Magna Drivetrain group with additional technological and manufacturing capacity and resources to take advantage of opportunities for sales growth in the drivetrain market. (See "ITEM 3. DESCRIPTION OF THE BUSINESS — AUTOMOTIVE SYSTEMS GROUPS — Magna Drivetrain" below.) The total purchase price for 100% of New Venture Gear's business was $428 million, subject to post-closing adjustments. The purchase price was satisfied with a combination of $348 million in cash (net of cash acquired of $3 million) and $80 million in zero-coupon notes payable to DaimlerChrysler, which have a face value of $95 million and are due in December 2008.

        In January 2004, Tesma completed the acquisition of Davis Industries, Inc., a powertrain components and assemblies supplier with three manufacturing plants in Indiana and Tennessee and an engineering center in Michigan, for a purchase price of approximately $75 million, consisting of $45 million paid in cash and $30 million of assumed debt. This acquisition increased Tesma's manufacturing capabilities in the United States, including the south, providing Tesma with a closer presence to some of its non-traditional customers.

        During 2004, we also completed several smaller acquisitions, including a number of manufacturing facilities and engineering centres. The total consideration for the above noted acquisitions amounted to approximately $102 million, consisting of $69 million paid in cash and $33 million of assumed debt.

        In the future, we will continue to consider acquisitions of new technologies and strategic assets that complement our current portfolio of automotive technologies or expand our product breadth, provided that any such acquisition furthers our overall business strategy and potentially enhances our long-term earnings growth. In addition, we will consider acquisitions that will potentially diversify our customer base, provide us with installed capacity at an economical rate or involve the purchase of key assets at a discounted price. We will also continue to consider joint ventures with other suppliers in order to increase our business opportunities in various regions and enhance our relationships with certain automobile manufacturers. We analyze all potential acquisitions and joint ventures using discounted cash flow criteria in an effort to maximize shareholder returns and generate earnings growth. However, we expect that we will continue to expand primarily through greenfield operations.

Financing and Securities Transactions

        In August 2003, the Toronto Stock Exchange and the New York Stock Exchange accepted notices of our intention to purchase for cancellation and/or for the purposes of our long-term retention (restricted share) program, up to 3,000,000 of our Class A Subordinate Voting Shares, representing less than 5% of our issued and outstanding Class A Subordinate Voting Shares, pursuant to a normal course issuer bid. Our normal course issuer bid, which was subject to a maximum aggregate expenditure of $200 million, commenced on August 12, 2003, following the expiry of our prior normal course issuer bid on August 11, 2003, and expired on August 11, 2004.

        In connection with the New Venture Gear acquisition completed in September 2004 (see "Acquisitions and Divestitures" above), we issued five series of unsecured zero-coupon notes on September 29, 2004 with an aggregate issue price of Cdn$365 million ($287 million on issue date) and an aggregate amount due at maturity of Cdn$415 million. The notes, which mature on various dates to December 2008, were sold in Canada on an underwritten private placement basis. The first series of notes, having an amount due at maturity of Cdn$55 million and a maturity date of January 5, 2005, have been repaid.

        During September 2004, we redeemed all of our outstanding 8.65% Series A Preferred Securities and 8.875% Series B Cumulative Quarterly Income Preferred Securities for $300 million in cash.

        On February 6, 2005, we issued 6,687,709 Class A Subordinate Voting Shares in exchange for Tesma's Class A Subordinate Voting Shares as part of our privatization of Tesma. See "OPERATING STRUCTURE AND PRINCIPLES — Privatizations" above.

        On March 6, 2005, we issued 2,854,400 Class A Subordinate Voting Shares in exchange for Decoma's Class A Subordinate Voting Shares as part of our privatization of Decoma. See "OPERATING STRUCTURE AND PRINCIPLES — Privatizations" above.

        As part of the privatization of Decoma, we assumed Decoma's obligations in respect of its 6.5% Convertible Debentures in the principal amount outstanding of $99,998,000 and maturing on March 31, 2010. Accordingly, Decoma's Convertible Debentures are convertible in whole or in part into our Class A Subordinate Voting Shares at a rate of Cdn$91.19 for each of our Class A Subordinate Voting Shares. As a result, each Cdn$1,000 principal amount of Decoma Convertible Debentures is convertible into approximately 10.9661 of our Class A Subordinate Voting Shares.

SPIN-OFF OF MI DEVELOPMENTS INC. AND MAGNA ENTERTAINMENT CORP.

        In July 2003, we announced that, subject to our shareholders' approval, we proposed to spin-off to our shareholders 100% of MI Developments Inc., which would operate as a new publicly-traded company and would own substantially all of our automotive real estate and all of our controlling equity interest in Magna Entertainment Corp. The spin-off transaction was expected to enhance our shareholder value by: unlocking the unrecognized value of our real estate business and non-automotive assets through a distribution directly to our shareholders; increasing our return on assets through a separation of the lower-return assets of MI Developments and Magna Entertainment from our automotive assets; and allowing our share valuation to be more reflective of the valuations attributed to other companies in the automotive industry. The spin-off transaction was recommended by a special committee of independent directors of, and approved by, our Board of Directors, and was subsequently approved by the holders of our Class A Subordinate Voting Shares and Class B Shares, with each class voting separately, at a meeting held on August 19, 2003.

        The transaction was effected as a return of capital to our shareholders by way of a distribution of all of the outstanding shares of MI Developments on September 2, 2003, on the basis of one Class A Subordinate Voting Share of MI Developments for every two of our Class A Subordinate Voting Shares, and one Class B Share of MI Developments for every two of our Class B Shares, in each case to our shareholders of record as of the close of business on August 29, 2003. Also on August 29, 2003, we completed a reorganization of our controlling equity interest in Magna Entertainment and as a result, it became held solely by MI Developments. Previously, in March 2000, we completed the spin-off of approximately 20% of the voting equity of Magna Entertainment by distributing to our shareholders by way of stock dividend an aggregate of 5,246,085 shares of Magna Entertainment's Class A Subordinate Voting Stock and 10,460,859 exchangeable shares of MEC Holdings (Canada) Inc. As a result of these transactions, we no longer have any ownership interest in either of MI Developments or Magna Entertainment.

        We continue to occupy and use the automotive real estate owned by MI Developments, pursuant to long-term leases. All of our automotive systems groups and each of their divisions operate as autonomous profit centres, as did MI Developments when it was owned by us. We have also in the past engaged in real estate development activities directly with competitors of MI Developments. Accordingly, we believe that the terms of our leases with MI Development are on arm's length commercial terms. Any material lease, construction or other arrangements with MI Developments are reviewed and approved by our Corporate Governance and Compensation Committee in advance of any commitments by us or any of our subsidiaries.

        As a result of the spin-off transaction, our financial results for 2003 have been restated to reflect the financial results of Magna Entertainment as discontinued operations. However, because we continue to occupy the automotive real estate under long-term leases with MI Developments, the operations of MI Developments' real estate business are disclosed as continuing operations in our financial statements until August 29, 2003.

ITEM 3.    DESCRIPTION OF THE BUSINESS

        Our operations are conducted through manufacturing, engineering and product development facilities that are organized as autonomous operating divisions. At the start of 2004, we had six automotive systems groups. In early 2004, we created Magna Drivetrain, our seventh automotive systems group. Throughout 2004, three of our automotive systems groups (Decoma, Intier and Tesma) were publicly traded companies in which we had a controlling interest through voting securities. In October 2004, we announced our proposal to take private each of Decoma, Intier and Tesma. During the first quarter of 2005, we completed the acquisition of all the outstanding Class A Subordinate Voting Shares of Decoma and Tesma. As a result, Tesma became a wholly-owned subsidiary of Magna and, as part of the privatization of Decoma, Decoma was amalgamated into Magna. The Decoma group is now referred to as Decoma International. Currently, six out of our seven automotive groups are organized among our wholly-owned subsidiaries. The privatization of Intier remains subject to shareholder and court approval. The shareholders of Intier are scheduled to meet on March 30, 2005 to vote on our privatization proposal. See "ITEM 2. GENERAL DEVELOPMENT OF THE BUSINESS — OPERATING STRUCTURE AND PRINCIPLES — Privatizations" above.

        Our corporate and other operations, which is a separate reportable segment, consist of operations that support or are ancillary to our automotive operations and, until August 29, 2003, included our automotive real estate operations.

AUTOMOTIVE SYSTEMS GROUPS

        We currently have seven automotive systems groups. With the exception of Intier Automotive Inc., which as of the date hereof is a publicly traded company in which we have a controlling interest through voting securities, each of our operating groups is wholly-owned and organized as follows:

  •
  Decoma International;

  •
  Intier Automotive Inc.;

  •
  Tesma International;

  •
  Magna Steyr;

  •
  Magna Drivetrain;

  •
  Magna Donnelly; and

  •
  Cosma International.

Decoma International

        Decoma is a leading global manufacturer and Tier 1 supplier of automotive exterior components and systems for cars and light trucks. As at December 31, 2004, Decoma employed approximately 16,000 people in 47 manufacturing facilities and nine engineering and product development facilities, including two multi-group facilities, in Canada, the United States, Mexico, Germany, Belgium, Poland, England, Japan, France, Austria and the Czech Republic. In 2004, Decoma's sales were approximately $2.759 billion (compared with $2.426 billion in 2003), representing approximately 13% of our consolidated sales, and EBIT was approximately $79 million.

        During 2004, Decoma's Class A Subordinate Voting Shares were publicly traded on the Toronto Stock Exchange under the trading symbol "DEC.SV.A", and were listed and quoted on the NASDAQ National Market under the trading symbol "DECA". Following a vote of the shareholders of Decoma, the privatization of Decoma became effective as of March 6, 2005 (see "ITEM 2. GENERAL DEVELOPMENT OF THE BUSINESS — OPERATING STRUCTURE AND PRINCIPLES — Privatizations" above).

        Decoma's main product segments are:

• fascias (bumper systems);	• front and rear end modules;
• plastic body panels;	• exterior trim components and systems;
• sealing and greenhouse systems; and	• lighting components.

        Within these product segments, Decoma possesses a full range of manufacturing and tooling capabilities. Decoma uses molding technologies such as structural reaction injection, reaction injection, injection, compression and thermoset molding. Decoma's metal forming processes include metal stamping, roll forming, tube forming and stretch bending, while its extrusion processes include co-extrusion as well as thermoset and thermoplastic extrusion. Decoma also employs a number of finishing processes, including painting, hardcoating, chrome plating and anodizing.

        In addition to its principal manufacturing operations, Decoma designs, engineers, manufactures, assembles and installs spoilers, rocker panels, splash guards and air dams. In this product area, Decoma also performs in-line vehicle system assembly work (consisting of installation of cladding, rocker panels, spoilers, wheel flares, running boards, exhaust tips, striping decals, light bars, tonneau covers, fascias, body side moldings, hood deflectors and grilles) primarily for General Motors and DaimlerChrysler specialty vehicle production programs.

        Decoma has a diversified customer base that spans the major automotive markets of North America and Europe. In North America, Decoma's primary customers are the various North American operating divisions and subsidiaries of Ford, General Motors, DaimlerChrysler, Honda, Renault-Nissan and Toyota. In Europe, Decoma's customers include the European operating divisions and subsidiaries of DaimlerChrysler, Volkswagen, Ford (including Land Rover), General Motors, BMW, Volvo Truck, Renault, MAN Truck, PSA Peugeot-Citroën, Toyota and Honda. Decoma's largest production programs in 2004 include:

North America

  •
  Ford Explorer;

  •
  General Motors Impala;

  •
  DaimlerChrysler Magnum and 300/300C;

  •
  DaimlerChrysler Stratus, Sebring and Sebring Convertible; and

  •
  Ford Crown Victoria and Grand Marquis.

Europe

  •
  Volkswagen Transit Van;

  •
  Volkswagen Golf;

  •
  DaimlerChrysler Mercedes C-Class;

  •
  Opel Epsilon; and

  •
  Volkswagen City Car.

        Prior to the privatization of Decoma, Decoma owned a minority interest the Modular Automotive Systems, L.L.C. joint venture. As a result of the privatization of Decoma, including the amalgamation of Decoma into Magna, we now own a 40% equity interest in Modular Automotive Systems, while Hollingsworth Logistics Group, L.L.C. and a related company own the remaining 60% equity interest and maintain management control of it. Modular Automotive Systems is a Michigan-based minority controlled sequencing and sub-assembly operation that is certified as a minority business enterprise under the certification guidelines of the Michigan Minority Business Development Council. Modular Automotive Systems provides sequencing and sub-assembly services to a number of automobile manufacturers on a minority credit basis.

        Decoma's operations have grown significantly in recent years through several acquisitions. In September 2001, Decoma purchased the automotive lighting business of Autosystems Manufacturing, which added a new product group to Decoma's overall exterior product mix and enhanced Decoma's overall module capability. Decoma's automotive lighting business was further enhanced by the acquisition of Federal-Mogul Corporation's original equipment automotive lighting business in April 2003, consisting of a manufacturing facility in Matamoros, Mexico, a distribution centre in Brownsville, Texas, an assembly operation in Toledo, Ohio and certain of the engineering operations, contracts and equipment at Hampton, Virginia. Decoma also acquired the shares of HDO Galvano-und Oberflächentechnik GmbH, which operated a chroming line adjacent to Decoma's Idoplas facility in Germany, in late 2003.

Intier Automotive Inc.

        Intier is a global full-service supplier of automotive interior and closure components, systems and modules for cars and trucks. As at December 31, 2004, Intier employed approximately 24,100 people at 74 manufacturing facilities, including one joint venture facility with Magna Steyr, and 15 product development, engineering and testing centers, including one joint venture facility with Magna Steyr and one multi-group facility, in Canada, the United States, Mexico, Brazil, Germany, Austria, England, France, Spain, Italy, Poland, the Czech Republic, Turkey, China and Japan. Intier's Class A Subordinate Voting Shares are listed and posted for trading on the Toronto Stock Exchange under the trading symbol "IAI.SV.A" and are listed and quoted for trading on the Nasdaq National Market under the trading symbol "IAIA". In 2004, Intier's sales were approximately $5.487 billion (compared with $4.654 billion in 2003), representing approximately 27% of our consolidated sales, and EBIT was approximately $231 million.

        The proposed privatization of Intier remains subject to shareholder and court approval. The shareholders of Intier are scheduled to meet on March 30, 2005 to vote on our privatization proposal. See "ITEM 2. GENERAL DEVELOPMENT OF THE BUSINESS — OPERATING STRUCTURE AND PRINCIPLES — Privatizations" above.

        Intier's main products are:

• complete cockpit systems;	• latching systems;
• sidewall and trim systems;	• window systems;
• overhead systems;	• door modules;
• complete seating systems;	• liftgate, tailgate and mid-door modules;
• seating hardware systems;	• modular roof systems;
• floor carpet and complete vehicle acoustic systems;	• power closures systems;
• cargo management systems;	• electrical/electronic systems and components; and
• complete interior integration.

        Intier employs a number of different technologies in its operations. For example, seating and seating components are manufactured using both traditional "cut & sew" technology and Intier's patented Mold-In-Place™ technology. Manufacturing methods for cockpit and sidewall systems include low pressure and injection molding, compression of molding, vacuum forming, slush molding and spray urethane.

        Intier's primary customers include DaimlerChrysler, Ford and General Motors and their respective operating divisions and subsidiaries. Intier also supplies products to a number of other automobile manufacturers, including BMW, Volkswagen, Fiat, Renault-Nissan, Honda and Toyota. Examples of some of the programs launched by Intier in 2004 include:

  •
  second and third row stow-in-floor seating system for the DaimlerChrysler minivan;

  •
  complete seating system for the Mercury Mariner in North America;

  •
  complete seating system for the Chevrolet Cobalt and the Pontiac Pursuit;

  •
  complete seating system, headliner and instrument panel for the Chevrolet Equinox;

  •
  door panels, interior trim, carpet and cargo management system for the Mercedes-Benz A-Class;

  •
  door panels, instrument panel and overhead system and interior integration for the Cadillac STS; and

  •
  door panels for the BMW 1-series.

        As a result of the wide range of interior components, modules and systems that Intier produces, combined with its engineering and program management capabilities, Intier was selected by General Motors to manage, design and produce the complete seats, instrument panels and overhead system for the Chevrolet Equinox which commenced production in 2004. In 2003, Intier launched the integration of the complete interior (including seats) of the Cadillac SRX and in 2004 launched the integration of the interior (excluding seats) for the Cadillac STS.

        Intier participates in a number of joint ventures created to facilitate its entry into new markets and the exchange of technical know-how and other intellectual property and to expand its product and engineering expertise as well as its customer base. Intier owned a 50% interest in each of the following joint ventures, with the exception of InterLink Automotive L.L.C. in which Intier owned a 60% interest, as of December 31, 2004:

  •
  the Bloomington-Normal Seating Company joint venture with Namba Press Works Co. Ltd., which manufactures complete seating systems in Illinois for a Mitsubishi/DaimlerChrysler joint venture;

  •
  the Shanghai Lomason Automotive Seating Company joint venture with Shanghai Jiao Yun Co. Ltd., which manufactures seat frames, metal stampings and complete aftermarket seats in China;

  •
  Gra-Mag Truck Interior Systems, L.L.C., a joint venture with Grammar AG, which supplies seating systems to the North American medium and heavy-duty truck market;

  •
  the Magna Kansei joint venture in the United Kingdom with Calsonic International Europe, which supplies Nissan U.K., BMW, Land Rover and General Motors with instrument panels, consoles and glove boxes using injection molding technology;

  •
  the Advanced Car Technology Systems (ACTS) joint venture with Magna Steyr in Germany, which provides component, system and full vehicle testing and simulation services to Intier, Magna Steyr and third parties;

  •
  the Uniport joint venture in France with Magna Steyr, which supplies complete door and tailgate modules for the DaimlerChrysler Smart Car;

  •
  InterLink Automotive L.L.C., a Michigan joint venture with Llink Technologies L.L.C., which was created for the development, sales and marketing of sun visor and related products; and

  •
  the Namba-Intier K.K. joint venture in Japan with Namba Press Works Co. Ltd., which was formed as a sales and engineering office in Japan to focus on seating systems.

        In addition, we have a 32% equity interest in Camaco L.L.C, which is a registered minority supplier of seat frames with operations located in Columbus, Nebraska and Marianna, Arkansas and a sales and engineering office in Novi, Michigan and which supplies seat frames to Intier and several of its competitors. Intier has the option to purchase from us, and we have the right to require Intier to purchase our equity interest in Camaco L.L.C., for a nominal purchase price. Intier also has a 45% interest in Dakkota L.L.C., a joint venture with Rush Group L.L.C. (a certified minority supplier). Dakkota is responsible for providing sequencing, logistics management and assembly services with respect to several programs (including the Cadillac CTS, SRX and STS) under which Intier is manufacturing and supplying certain interior products.

        During the first quarter of 2004, Intier sold its Lohr, Germany seating systems facility and during the third quarter of 2004, Intier sold its New Eastwood, England seating systems facility.

Tesma International

        Tesma designs, engineers, tests and manufactures powertrain (engine, transmission and fuel) components, assemblies, modules and systems for cars and light trucks. As at December 31, 2004, Tesma employed approximately 5,800 people in 28 manufacturing facilities located in Canada, the United States, Germany, Austria, Italy, South Korea, China and Brazil, and five tooling, design and research and development centres. In 2004, Tesma's sales were approximately $1.377 billion (compared with $1.102 billion in 2003), representing approximately 7% of our consolidated sales, and EBIT was approximately $111 million.

        During 2004, Tesma's Class A Subordinate Voting Shares were publicly traded on the Toronto Stock Exchange under the trading symbol "TSM.SV.A", and were listed and quoted on the NASDAQ National Market under the trading symbol "TSMA". Following a vote of the shareholders of Tesma, the privatization of Tesma became effective as of February 6, 2005 (see "ITEM 2. GENERAL DEVELOPMENT OF THE BUSINESS — OPERATING STRUCTURE AND PRINCIPLES — Privatizations" above).

        Tesma operates in three product technology groups, as follows:

  •
  Tesma Engine Technologies — including: engine front cover module assemblies; aluminum die cast and precision machined oil pans, cam cover assemblies and rocker covers; engine oil and water pump systems; cooling system cross-over tubes, injection molded water outlet and thermostat housing assemblies; accessory and timing belt drive tensioner products and systems and other highly engineered drive systems products (including overrunning alternator decoupler assemblies and multi-function crankshaft pulley assemblies); steel, phenolic (plastic) and aluminum pulleys for virtually all engine applications (crankshafts, alternators, power steering pumps, air-conditioning compressors and water pumps); engine balance shaft assemblies; variable camshaft phasing systems; and collapsible drive shaft assemblies.

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  Tesma Transmission Technologies — including: die-formed/flow-formed/cast and machined transmission clutch housings and shaft assemblies; cam die-formed transmission shells; torque converter damper plate assemblies; transmission oil pump assemblies; die-formed transmission oil pan assemblies; aluminum die cast and machined case extensions; flexplates (both one- and two-piece designs); servo piston and accumulator assemblies; drive hubs and housings, pistons, damper plates, reaction and input shells, shift detent plates and other transmission components; friction clutch pack assemblies; fineblanked products; transfer case output shafts and flanges; torque converter stator shafts; and various components (pistons, plungers and clutch housings) for continuously variable transmission applications; and

  •
  Tesma Fuel Technologies — including: traditional automotive caps (fuel, radiator, coolant reservoir and oil); fuel filler inlet assemblies; vapour recovery valves/systems; vent, fill and spud tubes; thin-walled, stainless steel "cap-to-tank" fuel filler modules (integrated refueling units consisting of the fuel cap, filler inlet and filler pipe or tube, plus in some applications, "on-board refueling vapour recovery" (ORVR) system technology; and stainless steel fuel filler pipes, stainless steel fuel tank assemblies and fuel sender units.

        Tesma employs a wide variety of different manufacturing capabilities and processing technologies in its operations, many of which are used across multiple product groups. Tesma's current capabilities include metal die-forming, flow-forming, stamping and spinning, synchronous roll-forming, die-spline rolling, precision-heavy stamping, fineblanking, steel tube bending and end-forming, hydroforming, stainless steel plasma welding, aluminum die casting, gravity casting and precision machining, plastic injection molding, including plastic welding, and automated assembly. Using these metal, aluminum and plastic processing technologies, Tesma is able to engineer and supply unique components, assemblies and modules that offer performance, weight, cost and packaging advantages in each of its Engine, Transmission and Fuel Technologies product areas.

        Although Tesma is principally a supplier to automobile manufacturers in North America and Europe, it has a diversified worldwide customer base that spans each of the four major automotive markets — North America, Europe, Asia and South America. Tesma's primary customers in North America are General Motors, Ford and DaimlerChrysler, including their respective operating divisions and subsidiaries, while its European customer base is quite diversified and includes virtually all significant automobile manufacturers with vehicle assembly operations in Europe, the primary ones being Volkswagen, DaimlerChrysler and General Motors. Tesma also delivers its products to customers in China, Japan, South Korea, Taiwan, Singapore, Indonesia, Thailand, Philippines, Australia, Brazil, Argentina, Venezuela and South Africa.

        The substantial majority of Tesma's products is engine or transmission specific, and therefore may be installed or available as options over a variety of vehicle platforms. Examples of some of Tesma's current "high content" North American engine and transmission programs (including a number of the more significant vehicle applications) include:

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  the General Motors L850/LE5 engine program (Saturn Ion and Vue; Chevrolet Cavalier, Malibu and Cobalt; and Pontiac G6, Sunfire and Grand Am);

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  the General Motors Gen III/IV engine program (Cadillac Escalade; Chevrolet Silverado, Suburban and Tahoe; and GMC Sierra and Yukon);

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  the General Motors High Feature V6 engine program (Cadillac CTS, SRX and STS; and Buick Rendezvous);

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  the General Motors Line 4, 5 and 6 engine programs (Chevrolet Colorado and Trailblazer; GMC Canyon and Envoy; Buick Rainier; and Isuzu Ascender);

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  the Ford Modular V8 engine program (Ford Mustang, Crown Victoria, F-Series pick-up trucks, Explorer and Expedition; and Lincoln Navigator and Aviator);

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  the Ford Duratec engine program (Ford Escape, Taurus, Five Hundred and Mondeo; and Mazda 6 and Tribute);

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  the DaimlerChrysler 3.7L to 5.7L modular engine programs (Chrysler 300; Jeep Liberty and Grand Cherokee; and Dodge Durango, Magnum, Dakota and Ram pickup trucks);

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  the Ford 5R110 transmission program (Ford's heavier duty F-Series pickup trucks);

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  the General Motors 4L60 transmission program (General Motors' full-sized pickup truck and sport utility vehicle families); and

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  the Allison LT1000 transmission program (General Motors' heavier duty pickup trucks and medium duty trucks).

Magna Steyr

        Magna Steyr is the automotive industry's leading independent assembler of low-volume derivative, specialty and other vehicles for automobile manufacturers. Magna Steyr also provides complete vehicle design, engineering, validation and testing services. As at December 31, 2004, Magna Steyr employed approximately 9,100 people at two assembly and two manufacturing facilities, including one joint venture facility with Intier, and eleven engineering and testing facilities, including one joint venture facility with Intier and one multi-group facility, located in Austria, Germany, France, Hungary, India and the United States. In 2004, Magna Steyr's sales (including Magna Drivetrain) were approximately $6.172 billion (compared with $2.719 billion in 2003), representing approximately 30% of our consolidated sales, and EBIT was approximately $206 million. Magna Steyr's financial results are included with those of Magna Drivetrain in our "Magna Steyr" financial reporting segment.

        Magna Steyr's complete vehicle, systems and components engineering as well as its testing capabilities enable it to participate in the vehicle and systems concept and design process through: involvement in advance development and the preparation of feasibility studies; the development phase, in which technical calculations and simulations are performed and full vehicle prototypes are built; and the vehicle testing and production planning stage. In June 2004, we acquired the engineering group of Duarte, which includes four locations in France. The acquisition strengthens Magna Steyr's position in the European market as a leading engineering and development partner of the automobile manufacturers and is consistent with our strategy of increasing our exposure to the French-based automobile manufacturers, being Duarte's primary customers.

        Magna Steyr's primary customers are automobile manufacturers located in Europe, although Magna Steyr supplies to certain automobile manufacturers in North America. Magna Steyr currently assembles the following vehicles at its facility in Graz, Austria, with a combined volume of approximately 227,000 vehicles in 2004, for sale to the global market for the following automotive manufacturers:

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  DaimlerChrysler: the Mercedes-Benz G-Class, and E-Class 4MATIC; 4x4 systems for the Mercedes-Benz C-Class, E-Class and S-Class; the Jeep Grand Cherokee; and the Chrysler Voyager;

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  Saab: the 93 convertible, since the third quarter of 2003; and

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  BMW: the X3 sport activity vehicle, since the fourth quarter of 2003.

        In 2004, Magna Steyr was awarded an assembly contract for the Chrysler 300 touring and sedan vehicles for distribution to all markets outside North America. This program is scheduled to launch in Magna Steyr's Graz facility in 2005. Magna Steyr also operates a heavy stamping facility in Albersdorf, Austria that serves primarily as a feeder plant for the group's assembly facility in Graz.

        Magna Steyr operates a joint venture with Intier in Hambach, France which produces complete door systems for the DaimlerChrysler SMART car, as well as the Advanced Car Technology Systems (ACTS) joint venture which focuses on total vehicle safety systems integration and supports Magna Steyr, Intier and third party suppliers in the development and testing of their respective systems and components.

        In 2002, Magna Steyr completed the acquisition from DaimlerChrysler of the Eurostar assembly facility, located adjacent to Magna Steyr's assembly facility in Graz, Austria. This acquisition increased Magna Steyr's assembly capacity.

Magna Drivetrain

        Magna Drivetrain is a leading supplier and developer of drivetrain components, modules and systems, with a focus on all-wheel drive vehicles. As at December 31, 2004, Magna Drivetrain employed approximately 5,300 people at eight manufacturing facilities and three engineering and testing facilities, which are located in the United States, Mexico, Austria and Germany.

        Magna Drivetrain was established in early 2004 as Magna's seventh automotive group. Initially, its operations included the powertrain operations of Magna Steyr. Magna Drivetrain's operations expanded in September 2004 with the completion of the acquisition of the worldwide operations of DaimlerChrysler Corporation's wholly-owned subsidiary, New Venture Gear, Inc. See "ITEM 2. GENERAL DEVELOMENT OF THE BUSINESS — RECENT DEVELOPMENTS IN OUR BUSINESS — Acquisitions and Divestitures" above.

        Magna Drivetrain's produces a wide variety of drivetrain products, including the following:

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  four-wheel and all-wheel drive systems:

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  transfer cases — an assembly, primarily used in light trucks and sport utility vehicles, that transfers power from the transmission of a rear-wheel drive vehicle to the front axle;

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  power take-off units — another type of assembly for four-wheel drive systems that transfers power from the transmission of a front-wheel drive vehicle to the rear axle;

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  axle drives — drive units for front and rear axles;

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  torque management devices and all-wheel drive couplings — devices that allow torque distribution between the main drive axle and the auxiliary drive axle; and

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  manual transaxles — a driveline assembly for front-wheel drive vehicles into which a manual transmission, gearbox, clutch, final drive and differential are combined into a single unit, and which connects to the engine and transmits torque through the driveshaft in various ratios to wheels;

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  mass balancing systems — systems to reduce engine noise and vibrations; and

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  chassis modules — complete, pre-assembled suspended axle modules.

        Magna Drivetrain uses the following core skills and competencies in manufacturing its drivetrain components: aluminum die casting, soft and hard processing of gear wheels and shafts, rotary swaging, hardening, laser welding, assembly and end-of-line testing and magnesium machining. Magna Drivetrain will also commence manufacturing hypoid bevel gear sets, using special machining for these types of gears. A portion of Magna Drivetrain's operations include assembly of third party components into modules, on a "just-in-sequence" basis. These assembly operations require the following competencies possessed by Magna Drivetrain: layout, process planning, supply chain management, global sourcing, logistics, assembly and sequencing.

        Magna Drivetrain supplies products for several vehicle programs, including the following:

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  transfer cases for the BMW X5 and X3;

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  four-wheel drive components for many DaimlerChrysler models, including the Mercedes-Benz S-Class, E-Class and C-Class, the new Mercedes Benz M-Class/R-Class, the Mercedes-Benz G-Class, the Chrysler 300/300C/Dodge Magnum, and all of the Jeep and Dodge sport utility vehicles and pick-up trucks;

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  transfer cases for the General Motors current model full-size pick-up trucks and full-size and mid-size sport utility vehicles;

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  rear suspension module for the Buick Rendezvous;

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  four-wheel drive components for the Ford full-size heavier duty pick-up trucks, as well as for the Land Rover Freelander, Range Rover and Discovery 3;

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  transfer cases for the Volkswagen Touareg and the Porsche Cayenne;

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  all-wheel drive components for several vehicle models of Volkswagen (including Audi, SEAT and Skoda); and

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  manual transaxles for the Dodge Neon.

        Magna Drivetrain has the contract to develop and produce new transfer cases for the General Motors next-generation full-size pick-up trucks and sport utility vehicles. Magna Drivetrain has also been selected by General Motors to co-ordinate the engineering and development of a rear suspension module for a General Motors next-generation mid-sized vehicle platform. In addition, Magna Drivetrain has contracts to develop and produce a new all-wheel drive system for future Volkswagen models, as well as transfer cases for the DaimlerChrysler Jeep and Dodge vehicle models.

        Magna Drivetrain's manufacturing facility in Syracuse, New York is operated by New Process Gear, Inc., which is a new joint venture created in connection with the acquisition of the New Venture Gear business (see "ITEM 2. GENERAL DEVELOMENT OF THE BUSINESS — RECENT DEVELOPMENTS IN OUR BUSINESS — Acquisitions and Divestitures" above).

Magna Donnelly

        Magna Donnelly is one of the automotive industry's leading suppliers of automotive mirror systems. It supplies automotive customers around the world with rear vision systems (mirrors and cameras), modular window systems (engineered glass) and handle products. Magna Donnelly integrates sophisticated automotive electronics and communications technology in its products. As at December 31, 2004, Magna Donnelly employed approximately 7,400 people at 25 manufacturing facilities and three engineering and testing facilities with locations in the United States, Austria, China, France, Germany, Ireland, Mexico, Spain, Sweden and Slovakia.

        Magna Donnelly's main product segments are:

• interior rearview mirror systems;	• door handle systems;
• exterior rearview mirror systems;	• glass fabrication and coating;
• advanced vision systems;	• automotive electronics; and
• modular windows.

        The growth strategy of Magna Donnelly focuses on developing value-added features around core products including complete interior and exterior mirrors, modular encapsulated windows, electrochromic mirrors and bonded hardware window systems.

        Magna Donnelly has a diverse customer base, which includes Ford (including Volvo), DaimlerChrysler, General Motors (including Saab), Honda, Volkswagen, BMW, Toyota, PSA Peugeot-Citroën and Renault-Nissan. Some examples of Magna Donnelly's programs include:

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  Ford: the Expedition/Navigator, F-Series trucks, Taurus/Sable cars, and the Volvo S80;

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  DaimlerChrysler: the Caravan/Voyager/Town & Country minivans, the Chrysler Pacifica, the Jeep Grand Cherokee and the MercedesBenz C-Class and E-Class;

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  General Motors: the Trailblazer/Bravada/Envoy and the Saab 95;

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  Honda: the Accord and Civic;

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  Volkswagen: the Golf/Polo, Passat B6, Audi A4 and the Porsche Cayenne;

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  BMW: the 3-series, 5-series, 7-series and Z4; and

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  Renault-Nissan: the Laguna.

        Magna Donnelly participates in one joint venture and operates two wholly-owned facilities in China, for the manufacture and sale of automotive products in the Asian markets.

Cosma International

        Cosma manufactures a comprehensive range of stamped, hydroformed and welded metal body systems, components, modules, assemblies, including complete body-in-white assemblies, chassis systems and complete suspension modules. As at December 31, 2004, Cosma employed approximately 13,800 people in 33 manufacturing facilities and nine engineering and testing facilities located in Canada, the United States, Mexico, Germany, Austria, France, the Czech Republic and Japan. Cosma's results are combined with Magna Donnelly's results under our "Other Automotive Operations" financial reporting segment. In 2004, the sales attributable to this segment were approximately $5.024 billion (compared with $4.591 billion in 2003), representing approximately 24% of our consolidated sales, and EBIT was approximately $436 million.

        Cosma's main product and service segments are:

• metalforming technologies;	• body stampings and assemblies;
• structural stampings and assemblies;	• suspension modules;
• complete body-in-white systems;	• energy management systems; and
• design and engineering.

        Cosma has extensive engineering capabilities with respect to computer-aided design and computer-aided manufacturing, complete body and chassis engineering, failure effects analysis, prototyping, concept vehicles and testing. Cosma's product engineering team creates original engineering drawings, feasibility studies, working prototypes and full-scale testing programs to meet or establish customer specifications. Manufacturing and engineering personnel design and build the manufacturing systems, processes and equipment which link the designed product to high quality, efficient production systems.

        Technologies employed by Cosma include a series of metal processing technologies, including conventional stamping and extrusion, roll-forming, hydroforming, hydropiercing, tube to tube welding, hot forming and technically advanced laser welding processes, as well as finishing technologies such as e-coating, powder coating and wax coating.

        Cosma's primary customers include General Motors, DaimlerChrysler, BMW, Ford, Volkswagen, Honda, Renault-Nissan and Toyota. For example, Cosma supplies:

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  complete frames for the Dodge Durango and General Motors full-size pick-up trucks and sport utility vehicles;

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  exterior Class A stamped body panels for the new Mercedes M-Class, the Chrysler 300/300C/Dodge Magnum, the Ford Freestar and the BMW Z4;

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  major underbody sub-assemblies for the new Ford Mustang and the Ford Freestar;

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  suspension subframes for the Chrysler Pacifica, the Pontiac Pursuit and the Volvo XC90; and

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  energy management systems, such as bumper and door intrusion beams, for the Volkswagen Golf and the Honda Accord.

        In addition, Cosma was recently awarded a contract to manufacture frames for the next-generation of Ford Explorer and Ford F-Series Super Duty pick-up trucks.

        Cosma has also historically operated various tooling facilities. During 2004, these facilities, which have approximately 700 employees and engineer, design and build the tools, dies and assembly equipment necessary for the production of our products, were organized into a separate business unit under the name Magna Technology and Tooling. We expect that this will allow us to respond to trends and developments in the automotive industry more quickly and to serve our internal tooling needs and external customers more effectively.

CORPORATE AND OTHER

        Our corporate and other operations support, or are ancillary to, our automotive operations. Prior to August 29, 2003, this included our real estate operations. Substantially all of our automotive real estate is owned by MI Developments, all of the shares of which we distributed to our shareholders of record at the close of business on August 29, 2003. See "ITEM 2. GENERAL DEVELOPMENT OF THE BUSINESS — SPIN-OFF OF MI DEVELOPMENTS INC. AND MAGNA ENTERTAINMENT CORP." above.

RESEARCH AND DEVELOPMENT

        We have historically emphasized technology development and have a policy, embodied in our Corporate Constitution, to allocate a minimum of 7% of our pre-tax profits (as defined in the Corporate Constitution) for each financial year to research and development during that financial year or the next succeeding financial year. See "ITEM 9. CORPORATE CONSTITUTION — Research and Development" below.

        Our past development activities have resulted in a number of new and improved manufacturing processes and proprietary products, including those discussed above under "ITEM 2. GENERAL DEVELOPMENT OF THE BUSINESS — RECENT DEVELOPMENTS IN OUR BUSINESS — New Products and Technologies" above. We expect that our involvement in the development of manufacturing technology and product technology in cooperation with automobile manufacturers will increase as automobile manufacturers further involve suppliers in the vehicle development process.

MANUFACTURING AND ENGINEERING

Facilities

        As at December 31, 2004, we had 223 manufacturing facilities, including 14 joint venture facilities, of which 129 are in North America, 83 are in Europe, eight are in Asia and three are in South America. These manufacturing facilities occupied approximately 39.1 million square feet, of which approximately 56% was leased from MI Developments, 18% was owned by our automotive systems groups and the remaining 26% was leased from third parties. As at December 31, 2004, our manufacturing facilities ranged in size from approximately 6,000 to over three million square feet of floor space. Most of them maintained an in-house tooling capability with a staff of experienced tool and die makers. As production becomes more automated, the size and potential production capacity of our typical facility increases. We are operating many of our manufacturing facilities on a multi-shift basis.

        As at December 31, 2004, we also operated 56 product development and engineering facilities, including four joint venture facilities and two multi-group facilities, of which 25 are in North America, 27 are in Europe and four are in Asia. Such facilities occupy approximately 2.9 million square feet, of which approximately 55% was leased from MI Developments, 19% was owned by our automotive systems groups and the remaining 26% was leased from third parties.

        Leases typically have terms of five years or more with options to renew.

Key Commodities

        We purchase our key commodities to the extent possible from domestic suppliers in the jurisdictions in which we do business. Factors such as price, quality, transportation costs, warehousing costs, availability of supply and timeliness of delivery have an impact on the decision to source from certain suppliers. In the past, we have purchased key commodities offshore when shortages of materials, such as certain high quality grades of steel, have occurred. In 2004, we experienced significant price increases for key commodities used in our parts production, particularly steel, and expect such prices to remain at elevated levels in 2005. Steel price increases have been primarily the result of increased demand for steel in China and a shortage of steel-making ingredients, such as scrap steel, iron ore and coke coal. Approximately half of our steel is acquired through re-sale programs operated by the automobile manufacturers and does not involve us in pricing exposure. The remainder is acquired through spot, short-term and long-term contracts. Surcharges on existing prices have been imposed on us by our steel suppliers and other suppliers of steel parts, with the threat of withheld deliveries by such suppliers if the surcharges are not paid. We have pricing agreements with some of our suppliers that reduce our exposure to steel pricing increases and surcharges. However, certain suppliers have challenged these agreements and, to the extent that they are successfully disputed, terminated or otherwise not honoured by our suppliers, our exposure to steel price increases and surcharges may increase. To date, we have not experienced any significant difficulty in obtaining supplies of parts, components or key commodities for our manufacturing operations, including steel and steel products. We do not carry inventories of either key commodities or finished products in excess of those reasonably required to meet production and shipping schedules.

HUMAN RESOURCES

        As at December 31, 2004, we employed over 81,000 people, including approximately 21,600 in Canada, 28,900 in Europe, 18,500 in the United States, 10,100 in Mexico, 2,000 in Asia and 500 in South America.

Human Resource Principles

Employee Equity Participation and Profit Sharing Program

        Since 1975, we have maintained an employee equity and profit participation program to foster participation in profits and share ownership by our eligible employees. Our Corporate Constitution requires that 10% of our employee pre-tax profits before profit sharing (as defined in our Corporate Constitution) for a fiscal period be allocated to (i) the employee equity participation and profit sharing plan, including similar plans for Intier, Decoma and Tesma, (ii) contributions to a company pension plan, or (iii) a cash distribution to eligible employees of the respective companies. See "ITEM 9. CORPORATE CONSTITUTION — Employee Equity Participation and Profit Sharing Programs" below.

Management Incentive Compensation

        We believe that profit participation motivates members of management. Accordingly, our automotive management compensation structure consists of a base salary (which in most instances is relatively low compared to automotive industry norms) and an incentive bonus based on profits. Our Corporate Constitution provides that aggregate incentive bonuses for eligible members of our corporate management (as defined) in any fiscal year will not exceed 6% of our pre-tax profits before profit sharing (as defined in the Corporate Constitution) for that financial year. See "ITEM 9. CORPORATE CONSTITUTION — Incentive Bonuses; Management Base Salaries" below.

Employee's Charter

        We are committed to an operating philosophy based on fairness and concern for people. This philosophy is part of our "Fair Enterprise" culture in which employees and management share in the responsibility to help ensure our success. Our Employee's Charter embodies this philosophy through the following principles:

  •
  Job Security — Being competitive by making a better product for a better price is the best way to enhance job security. We are committed to working together with our employees to help protect their job security. To assist our employees, we will provide job counseling, training and employee assistance programs to our employees.

  •
  A Safe and Healthful Workplace — We strive to provide our employees with a working environment which is safe and healthful.

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  Fair Treatment — We offer equal opportunities based on an individual's qualifications and performance, free from discrimination or favoritism.

  •
  Competitive Wages and Benefits — We will provide our employees with information which will enable them to compare their total compensation, including total wages and total benefits with those earned by employees of our competitors, as well as with other plants in the communities in which our plants are located.

  •
  Employee Equity and Profit Participation — We believe that every one of our employees should share in our financial success.

  •
  Communication and Information — Through regular monthly meetings between management and employees and through publications, we will provide our employees with information so that they will know what is going on in the company and in the industry.

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  Employee Hotline — Should any of our employees have a problem, or feel the foregoing principles are not being met, we encourage them to call the Hotline or use self-addressed Hotline envelopes to register their complaints. Employees do not have to give their names, but if they do, it will be held in strict confidence. Hotline investigators who are independent from divisional management will answer an employee's call. The Hotline is committed to investigating and resolving all concerns or complaints and must report the outcome to our global human resources department and, in certain cases, to our Audit Committee.

  •
  Employee Relations Advisory Board — The Employee Relations Advisory Board is a group of people who have proven recognition and credibility relating to humanitarian and social issues. This Board will monitor, advise and ensure that we operate within the spirit of our Employee's Charter and the principles of our Corporate Constitution.

Human Resource Policies

        In furtherance of our commitment to fairness, as demonstrated in our Employee's Charter, we have established Fairness Committees in most of our North American manufacturing facilities which enable employees at such facilities to have many of their concerns resolved by a committee comprised of both management and employees. Most of our North American manufacturing facilities also have an Employee Advocate who works with our employees and management to ensure that any problems that arise in the workplace are addressed quickly and in accordance with our Employee's Charter, Corporate Constitution and operating principles. Employee Advocates can only be removed if more than 50% of the shop floor employees at the applicable division vote to remove him or her through a periodic secret ballot.

        We have established many employee communication programs, such as monthly divisional employee meetings, continuous improvement team meetings, an employee hotline and employee opinion surveys to help ensure employee involvement and feedback. In addition, we maintain a 100 acre recreational park within 20 miles of most of our Toronto-area facilities for use by our employees and their families.

        In addition to the employee equity participation and profit sharing programs discussed above under "Human Resource Principles", we maintain a group retirement savings plan in Canada and a 401(k) plan in the United States whereby we partially match employees' contributions made through payroll deductions. These plans complement the employee equity participation and profit sharing programs and the pension plans, and are designed to assist employees in providing replacement income for retirement. Those employees who choose to participate in our pension plan are not eligible to receive our matching payment on their group retirement savings plan or 401(k) contributions and receive a reduced allocation from the employee equity participation and profit sharing program. The pension plans that commenced in January 2001 for Canadian and U.S. employees were closed to new participants as of January 1, 2005.

Labour Relations

        We believe that we maintain positive relations with our employees and, where applicable, with the unions representing the employees at certain of our automotive divisions.

        Employees of Intier's Mississauga Seating division in Mississauga, Ontario, as well as employees of Intier's Integram Windsor and Innovatech seating divisions in Windsor, Ontario, are covered by collective agreements with the National Automobile, Aerospace, Transportation and General Workers Union of Canada (CAW). Employees of Intier's Integram St. Louis, Excelsior Springs, Lewisburg, Lordstown and Techcraft seating divisions and its Ontegra Brighton and Shreveport interiors divisions are represented in the United States by the International Union, United Automobile Aerospace and Agricultural Workers of America (UAW). In addition, new collective agreements have been negotiated with the UAW at the New Process Gear facility in Syracuse, New York which we acquired in 2004 from DaimlerChrysler. The forms of collective agreements negotiated with the CAW and the UAW recognize our unique operating philosophy, including our Employee's Charter and fundamental principles. In particular, these agreements recognize the need for wages and benefits to be competitive with our competitors, rather than those paid by our customers' vehicle assembly operations. One of the key features of these agreements is the "no strike — no lock-out" language during the life of such agreements.

        Employees at a number of our divisions in Mexico are currently covered by collective bargaining agreements with various unions. These divisions are Cosma's Autotek (Puebla), Formex/Pressmex (Saltillo), Estampados Magna and Sonora Forming Technologies divisions, Intier's Automotive Interiors de Mexico (Saltillo) division, Magna Drivetrain's division in Saltillo, Magna Donnelly's division in Monterrey as well as Decoma's Decoplas division in Mexico City.

        Various unions represent employees at certain of Intier's interior systems and seating divisions, as well as certain of Decoma's divisions, in the United Kingdom. Certain of our European employees are covered by national industry-wide agreements relating to compensation and employment conditions and are members of in-house employees' associations or trade unions.

        From time to time, various unions seek to represent groups of our employees and, as a result, we may become party to additional collective agreements in the future.

COMPETITION

        We face numerous sources of competition in the markets in which we operate, including from automobile manufacturers, other outside automotive components suppliers and numerous other suppliers in which one or more automobile manufacturers may have direct or indirect investments. We believe that there are a number of suppliers that can produce some of the components, assemblies, modules and systems that our automotive systems groups currently produce. Some of our competitors have greater technical or marketing resources than we do and some of them are dominant in markets in which we operate.

        The basis on which automobile manufacturers select automotive components suppliers is determined by a number of factors, including price, quality, service, historical performance, timeliness of delivery, proprietary technologies, scope of in-house capabilities, existing agreements, responsiveness to the customer, the supplier's overall relationship with the automobile manufacturer, the degree of available and unutilized capacity or resources in the manufacturing facilities of the automobile manufacturer, collective bargaining agreement provisions, labour relations issues, financial strength and other factors. The number of competitors that are solicited by automobile manufacturers to bid on any individual product has been reduced in many cases and we expect further reductions as automobile manufacturers follow through on their stated intentions of dealing with fewer suppliers and awarding those suppliers longer-term contracts.

SALES AND MARKETING

Sales Offices

        We sell our products to automobile manufacturers located in Canada through sales offices located in southern Ontario, and to automobile manufacturers located in Western Europe through sales offices located primarily in Austria, Germany, the United Kingdom, France, Italy and Spain. Sales to North American automobile manufacturers located in the United States and Mexico, including foreign automobile manufacturers with operations in the United States, are coordinated through independent sales representatives in Michigan. We also maintain sales offices in Japan to help coordinate sales to Japanese automobile manufacturers and their North American operations, as well as in South Korea and Brazil. In 2003, we opened an engineering office in Japan and a purchasing office in Shanghai, China. In 2004, we significantly expanded our offices in Japan and added dedicated sales, engineering and program management offices in China and South Korea. We also established a sales and engineering office in Shanghai, China in early 2005. These offices will facilitate our planned geographic expansion into these growth markets. We believe that we can significantly increase our sales of components and systems to Japanese automobile manufacturers in the coming years by continuing to enhance our relationship with Japanese automobile manufacturers in Japan and around the world. The various internal operating divisions and subsidiaries of the automobile manufacturers normally initiate many of their own purchasing decisions and, accordingly, each automobile manufacturer effectively constitutes different customers, although this is changing as automobile manufacturers are increasingly sourcing global platforms.

Purchase Orders

        Our sales are generated through customer requests to quote on particular products, including parts, components and assemblies, and the tools and dies to produce parts. Purchase orders for our products are typically for one or more models, and typically extend over the life of each model, which is generally four to seven years. However, purchase orders issued by our automobile manufacturer customers typically do not require them to purchase any minimum number of our products. Releases under such purchase orders, which authorize us to supply specific quantities of products, are issued for planning, raw material and production purposes typically over a one to four month period in advance of anticipated delivery dates. The actual number of products that we supply under purchase orders in any given year is dependent upon the number of vehicles produced by the automobile manufacturers of the specific models in which those products are incorporated.

        It has been our experience that once we receive purchase orders for products for a particular vehicle model or program, we will usually continue to supply those products until the end of that model or program. However, automobile manufacturers could cease sourcing their production requirements from us for a number of reasons, including if we refuse to accept demands for price reductions or other concessions. We have also obtained new business on a "takeover" basis from our customers and our competitors. This occurs where parts for certain programs are already in production at the automobile manufacturers' facilities or at our competitors' facilities and, for various reasons, those parts are "re-sourced" to us for production at our facilities.

ENVIRONMENTAL MATTERS

Health, Safety and Environmental Policy

        We are subject to a wide range of environmental laws and regulations relating to air emissions, soil and ground water quality, wastewater discharge, waste management and storage of hazardous substances. We aim to be an industry leader in environmental compliance with the intention to prevent pollution by reducing the impact of our operations on the environment and through technological innovation and process efficiencies. In furtherance of this aim, we recently amended our Health, Safety and Environmental Policy, pursuant to which we are committed to:

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  complying with, and exceeding where possible, all applicable health, safety and environmental laws, regulations and standards in all of our operations and conforming to our internal standards based on generally accepted environmental practices and established industry codes of practice;

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  regularly evaluating and monitoring past and present business activities impacting upon health, safety and environmental matters;

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  improving upon the efficient use of natural resources, including energy, to minimizing waste streams and emissions, and to implementing effective recycling in manufacturing operations through the use of locally set continuous improvement targets;

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  utilizing innovative design and engineering to reduce the environmental impact of our products during vehicle operation and at end of life;

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  ensuring that a systematic review program is implemented and monitored at all times for each of our operations, with the goal of continual improvement in health, safety and environmental matters; and

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  ensuring that adequate reports on health, safety and environmental matters are presented to our Board of Directors on an annual basis, at a minimum.

        A Health and Safety and Environmental Committee of our Board of Directors assists in overseeing our management's handling of health, safety and environmental issues and annually reviews our Health, Safety and Environmental Policy.

Environmental Compliance

        As part of our commitment to environmental compliance, we also intend to achieve company-wide compliance with ISO 14001 standards. As of December 31, 2004, 150 of our manufacturing facilities were ISO 14001 certified.

        We operate a number of manufacturing facilities that use environmentally sensitive processes and hazardous materials. We believe that all of these operations meet, in all material respects, applicable governmental standards for waste handling and emissions. Notwithstanding this compliance, we have in the past and may in the future experience complaints regarding some of our manufacturing facilities from neighbouring parties. In the past, such complaints have been addressed by open dialogue with relevant stakeholders and, where appropriate, manufacturing process adjustments.

        We are also subject to environmental laws requiring investigation and clean-up of environmental contamination. From time to time our operations and properties become the subject of inquiries or investigations of environmental regulators. We are in various stages of investigation or clean-up at our manufacturing facilities where contamination has been alleged. These stages include performing periodic soil and groundwater sampling, determining the most appropriate corrective action approach for remediating the contamination and obtaining regulatory approval of such approach, performing the remediation itself and monitoring the status of our remediation. Estimating environmental clean-up liabilities is complex and heavily dependent on the nature and extent of historical information and physical data about the contaminated site, the complexity of the contamination, the uncertainty of which remedy to apply and the outcome of discussions with regulatory authorities relating to the contamination. To date, the costs incurred in complying with environmental laws and regulations, including the costs of clean-up and remediation, have not had a material adverse effect on our operations or financial condition. However, changes in these government laws and regulations are ongoing and may make environmental compliance, such as emissions control and waste disposal, increasingly expensive. We cannot predict future costs that may be incurred to meet environmental obligations.

        We are subject to environmental laws and regulations both as tenant and owner of our properties. Substantially all of our automotive real estate is leased from MI Developments. Our leases with MI Developments generally provide that we, as tenant, must maintain the leased properties in accordance with all applicable laws, including environmental laws. We are also responsible for removing all hazardous and toxic substances when and as required by applicable laws and, in any event, prior to the termination of our occupation of the leased properties. This applies whether or not the contamination occurred prior to our use of the leased properties, unless it was not caused or exacerbated by our use. Our leases generally also contain indemnities in favour of MI Developments with respect to environmental matters, and those indemnities expire after a specified period of time following the termination of the leases.

INTELLECTUAL PROPERTY

        We own and use numerous patents and patent applications in connection with our operations. We are also licensed to use patents or technology owned by others. From time to time claims of patent infringement are made by or against us. None of the claims against us has had, and we believe that none of the current claims will have, a material adverse effect upon us. While in the aggregate our patents and licenses are considered important in the operation of our business, we do not consider them of such importance that their expiry would materially affect our business.

RISK FACTORS

        The industry in which we compete and the business we conduct are subject to a number of risk, and uncertainties. These risks and uncertainties, together with certain assumptions, also underlie the forward-looking statements made in this Annual Information Form. In order to fully understand these risks, uncertainties and assumptions, you should carefully consider the following risk factors in addition to other information included in this Annual Information Form.

Risks Relating to the Automotive Industry

Changes in global economic conditions could reduce vehicle production volumes, which could have a material adverse effect on our operations, our financial condition or our profitability.

        Our operations are directly impacted by the levels of global automotive production. The global automotive industry is cyclical and sensitive to changes in certain economic conditions, such as interest rates, consumer demand, oil and energy prices and international conflicts. Automotive sales and production can also be affected by labour relations issues, regulatory requirements, trade agreements and other factors. The volume of automotive production in North America, Europe and the rest of the world has fluctuated, sometimes significantly, from year to year, and such fluctuations give rise to fluctuations in the demand for our products and services. The rate of global economic growth, particularly in the United States and parts of Europe, slowed in 2001, partially due to the events of September 11, 2001 and the ensuing war against terrorism, the U.S. — led coalition's war against Iraq, the impact of a series of corporate accounting scandals in the United States and a number of other geopolitical and economic factors. Some of these factors continue to have an effect on these economic conditions. Although low interest rates and incentives offered by automobile manufacturers for the last few years have maintained or increased consumer demand for vehicles in some countries, economic uncertainty remains in North America, Europe, Asia and the rest of the world. In North America, the industry is characterized by significant overcapacity, fierce competition and significant pension and healthcare liabilities for the domestic automobile manufacturers. North American automobile manufacturers have recently announced production cuts for certain platforms in which we have significant content. In Europe, the market structure is relatively fragmented with significant overcapacity. A decline in consumer demand for vehicles, as a result of a loss of confidence in the economy, fears of war, political instability or terror attacks, interest rate increases, a reduction in vehicle incentive programs by automobile manufacturers or any other geopolitical, economic or other factors, could prompt automobile manufacturers to cut production volumes. A significant decline in production volumes in any of our principal markets could have a material adverse effect on our operations, our financial condition or our profitability.

Availability of key commodities or increased prices for key commodities could have a material adverse effect on our operations, our financial condition or our profitability.

        We generally purchase our key commodities, such as steel, from suppliers located in the jurisdictions in which we have manufacturing operations. We generally do not carry inventories of key commodities in excess of those required to meet production and shipping schedules. To date, we have not experienced any significant difficulty in obtaining supplies of key commodities. However, the inability to obtain key commodities in the quantities required by our operations could disrupt the supply of our products to our customers and could have an adverse effect on our operations.

        In 2004, we experienced significant price increases for key commodities used in our parts production, particularly steel, and expect such prices to remain at elevated levels in 2005. Steel price increases have been primarily the result of increased demand for steel in China and a shortage of steel-making ingredients, such as scrap steel, iron ore and coke coal. Approximately half of our steel is acquired through re-sale programs operated by the automobile manufacturers and does not involve us in pricing exposure. The remainder is acquired through spot, short-term and long-term contracts. Surcharges on existing prices have been imposed on us by our steel suppliers and other suppliers of steel parts, with the threat of withheld deliveries by such suppliers if the surcharges are not paid. We have pricing agreements with some of our suppliers that reduce our exposure to steel pricing increases and surcharges. However, certain suppliers have challenged these agreements and, to the extent that they are successfully disputed, terminated or otherwise not honoured by our suppliers, our exposure to steel price increases and surcharges may increase. To the extent we are unable to pass on to our customers the additional costs associated with increased steel prices, such additional costs could have a material adverse effect on our financial condition or our profitability.

We face increasing price reduction pressures from our customers, which could have a material adverse effect on our financial condition or our profitability.

        We have entered into, and will continue to enter into, long-term supply arrangements with automobile manufacturers which provide for, among other things, price concessions over the supply term. To date, these concessions have been partially offset by cost reductions arising principally from product and process improvements and price reductions from our suppliers. However, the competitive automotive industry environment in North America, Europe and Asia has caused these pricing pressures to intensify. A number of our customers have demanded, and will continue to demand, additional price concessions and retroactive price reductions. We may not continue to be successful in offsetting price concessions through improved operating efficiencies, reduced expenditures or reduced prices from our suppliers. Such concessions could have a material adverse effect on our financial condition or our profitability, to the extent that these price reductions are not offset through cost reductions or improved operating efficiencies.

Our customers increasingly require us to absorb more fixed costs in our unit pricing, which could have a material adverse effect on our financial condition or our profitability.

        We are under increasing pressure to absorb more costs related to product design, engineering and tooling as well as other items previously paid for directly by automobile manufacturers. In particular, some automobile manufacturers have requested that we pay for design, engineering and tooling costs that are incurred up to the start of production and recover these costs through amortization in the piece price of the applicable component. Our current contracts do not generally include any guaranteed minimum purchase requirements. Contract volumes for new vehicle programs are based on our customers' estimates of their own future production levels by vehicle body type. However, actual production volumes may vary significantly from these estimates, due to lower than expected consumer demand, delays in product launches and other factors, often without any compensation from our customers. We do not typically rely solely on our customers' estimates of production volumes, but evaluate their estimates based on our own assessment of future production levels by vehicle body type. For programs currently under production, we are typically not in a position to request price changes when volumes differ significantly from production estimates used during the quotation stage. If estimated production volumes are not achieved, the design, engineering and tooling costs incurred by us may not be fully recovered. Similarly, future pricing pressure or volume reductions by our customers could also reduce the amount of amortized costs otherwise recoverable in the unit price of our products. Although these factors have not been material to date, they could have a material adverse effect on our financial condition or our profitability.

We are increasingly requested to assume greater product warranty and recall costs and are subject to product liability claims, which could have a material adverse effect on our financial condition or our profitability.

        Automobile manufacturers are increasingly requesting that each of their suppliers bear the costs of the repair and replacement of defective products which are either covered under their warranty or are the subject of a product recall by them. If our products are, or are alleged to be, defective, we may be required to participate in a recall of those products, particularly if the actual or alleged defect relates to vehicle safety. As we become more integrally involved in the development process and assume more of the vehicle system design, integration and assembly, our automobile manufacturer customers could demand greater contribution by us towards product warranty and recall costs. The obligation to repair or replace products supplied by us or a requirement to participate in a product recall could have a material adverse effect on our financial condition or our profitability.

        In certain circumstances, we are at risk for warranty costs, including product liability and recall costs. Warranty provisions are established based on our estimate of the amounts necessary to settle existing claims on product defect issues. Product liability provisions are established based on our best estimate of the amounts necessary to settle existing claims on product defect issues. Recall costs are costs incurred when our automobile manufacturer customers decide, either voluntarily or involuntarily, to recall a product due to a known or suspected performance issue. Costs typically include the cost of the product being replaced, the cost of the recall and labour to remove and replace the defective part. When a decision to recall a product has been made or is probable, our estimated cost of the recall is recorded as a charge to net earnings in that period. In making this estimate, judgment is required as to the number of units that may be returned as a result of the recall, the total cost of the recall campaign, the ultimate negotiated sharing of the cost between us and the customer and, in some cases, the extent to which our supplier(s) will share in the recall cost. Due to the nature of the costs, we make our best estimate of the expected future costs; however, the ultimate amount of such costs could be materially different. To date, we have not experienced significant warranty or recall costs. However, we continue to experience increased customer pressure to assume greater warranty responsibility. Currently, we only account for existing or probable claims; however, the obligation to repair or replace such products could have a material adverse effect on our financial condition or our profitability.

        We are also subject to the risk of exposure to product liability claims in the event that the failure or alleged failure of our products results in bodily injury and/or property damage. We could experience material product liability losses in the future and could incur significant costs to defend such claims. We currently have product liability coverage under our insurance policies, subject to certain limits. This coverage will continue until August 2005, subject to renewal on an annual basis. In addition, some of our European subsidiaries maintain product recall insurance, which is required by law in certain jurisdictions. We cannot guarantee that our insurance coverage will be adequate for any liabilities we may incur. Furthermore, we cannot guarantee that our coverage will continue to be available at premiums and on other terms acceptable to us. A successful claim brought against us in excess of our available insurance coverage could have a material adverse effect on our financial condition or our profitability.

The financial distress of a critical automotive components sub-supplier could have an adverse effect on our operations, our financial condition or our profitability.

        We rely on a number of sub-suppliers to supply us with a wide range of components required in connection with our business. Economic conditions, intense pricing pressures and a number of other factors have left many automotive components suppliers in financial distress. The continued financial distress or the insolvency or bankruptcy of a major automotive components sub-supplier could disrupt the supply of components to us by these suppliers, possibly resulting in a temporary disruption in the supply of products by us to our automobile manufacturer customers. Any prolonged disruption in the supply of critical components by our sub-suppliers, the inability to resource production of a critical component from a financially distressed automotive components sub-supplier, or any temporary shut-down of one of our production lines or the production lines of our customers, could have an adverse effect on our operations, our financial condition or our profitability.

        Where we act as a module supplier, integrator or vehicle assembler, we are typically responsible for ensuring the quality of the components supplied to us by automotive components sub-suppliers. In some cases, these sub-suppliers are selected by our automobile manufacturer customers. We take steps to ensure that sub-suppliers remain liable for any product warranty claims, product liability claims or other costs arising from product recalls relating to the components supplied by them. However, we may be liable to our customers if these sub-suppliers become insolvent or are otherwise unable to assume full responsibility for the product warranty claim, product liability claim or product recall cost, which could have an adverse effect on our operations, our financial condition or our profitability.

A material reduction in outsourcing by automobile manufacturers could have a material adverse effect on our financial condition or our profitability.

        We are dependent on outsourcing by our automobile manufacturer customers. The extent of this outsourcing is dependent on a number of factors, including:

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  the cost, quality and timeliness of external production relative to in-house production by automobile manufacturers;

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  relative technological capability;

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  the degree of unutilized capacity at automobile manufacturers' facilities;

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  collective bargaining agreements between labour unions and automobile manufacturers; and

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  relations between labour unions and automobile manufacturers.

        A material reduction in outsourcing by automobile manufacturers could have a material adverse effect on our financial condition or our profitability.

Technological and regulatory changes could have an adverse effect on our operations, our financial condition or our profitability.

        Changes in competitive technologies or regulatory or industry requirements may render some of our products obsolete. Our ability to anticipate changes in technology and regulatory or industry requirements and to develop and introduce new and enhanced products successfully on a timely basis will be a significant factor in our ability to grow and remain competitive. We may not be able to anticipate or achieve the technological advances necessary to comply with regulatory or industry requirements in a manner that allows us to remain competitive and to prevent our products from becoming obsolete. We are also subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in product development and failure of products to operate properly. Any of these changes could have an adverse effect on our operations, our financial condition or our profitability.

Increased crude oil and energy prices could reduce global demand for automobiles and increase our costs, which could have an adverse effect on our profitability.

        Material increases in the price of crude oil have, historically, been a contributing factor to the reduction in the global demand for automobiles. A significant increase in the price of crude oil could further reduce global demand for automobiles and shift customer demand away from larger cars and light trucks (including sport utility vehicles) in which we have relatively higher content, which could have an adverse effect on our profitability.

        Oil-based products are also critical elements in various components utilized by us and our suppliers, including resins, colorants and polymers. Material increases in the price of crude oil, natural gas or in energy would likely increase the cost of manufacturing or supplying some of our products. To the extent that we are not able to pass these increased costs along to our automobile manufacturer customers, such price increases could have an adverse effect on our profitability.

Risks Relating to Our Business

A reduction in production volumes of specific vehicles or products by our customers could have an adverse effect on our financial condition or our profitability.

        Although we supply parts to most of the leading automobile manufacturers, the majority of our sales are to three automobile manufacturers. Our worldwide sales to DaimlerChrysler, General Motors, BMW and Ford represented approximately 23%, 22%, 20% and 16%, respectively, of our total consolidated sales in 2004. Moreover, while we supply parts for a wide variety of vehicles produced in North America and Europe, we do not supply parts for all vehicles produced, nor is the number or value of parts evenly distributed among the vehicles for which we do supply parts. Our dependence on a small number of vehicle platforms has been reduced since 2002, but remains significant. In 2004, the top five vehicle platforms for which we supply products generated approximately 24% of our total production sales. Parts supplied for General Motors' full-size pick-up trucks and sport utility vehicles and the DaimlerChrysler minivan constituted approximately 10% and 6%, respectively, of our total production sales for that period. Further, the recently announced production cuts by North American automobile manufacturers combined with increased production and market share in North America by Japanese automobile manufacturers, which tend to use less outsourcing, could result in a decrease in our average dollar content per vehicle.

        There has been an industry trend toward more "brand hopping" among consumers with consumers' vehicle preferences changing quickly and dramatically in some instances. Shifts in market share among vehicles, in particular from those vehicles in which we have relatively higher content to those vehicles in which we have relatively lower content, could have an adverse effect on our profitability. The contracts we have entered into with many of our automobile manufacturer customers are to supply their requirements for all the vehicles they produce in a particular model, rather than a set quantity of parts. These contracts range from one year to the life of a model, usually several years, and do not require our customers to purchase a minimum number of parts.

        In addition, the early termination, loss, renegotiation of the terms or delay in the implementation of any significant production contract with any of our automobile manufacturer customers could have an adverse effect on our financial condition or our profitability. Any changes in the anticipated production volume of our products, particularly those supplied for General Motors' full-size pick-up trucks and sport utility vehicles and the DaimlerChrysler minivan as a result of any of the above factors could have an adverse effect on our financial condition or our profitability.

Our substantial international operations make us vulnerable to risks associated with doing business in foreign countries, which could have an adverse effect on our operations, our financial condition or our profitability.

        We have manufacturing and distribution facilities in many foreign countries, including countries in Asia, Eastern and Western Europe and Central and South America. International operations are subject to certain risks inherent in doing business abroad, including:

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  exposure to local economic conditions;
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  expropriation and nationalization;
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  withholding and other taxes on remittances and other payments by subsidiaries;
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  investment restrictions or requirements;
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  export and import restrictions;
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  increases in working capital requirements related to long supply chains; and
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  difficulties in protecting intellectual property rights.

        Expanding our business in the markets mentioned above and our business relationships with automotive manufacturers in those regions are important elements of our strategy. In addition, our strategy includes expanding our manufacturing operations in lower-cost regions. As a result, our exposure to the risks described above may be greater in the future. The likelihood of such occurrences and their potential effect on us vary from country to country and are unpredictable. However, any such occurrences could have an adverse effect on our operations, our financial condition or our profitability.

Fluctuations in relative currency values could have an adverse effect our profitability.

        Although our financial results are reported in U.S. dollars, a significant portion of our sales and operating costs are realized in Canadian dollars, euros, the British pound and other currencies. Our profitability is affected by movements of the U.S. dollar against the Canadian dollar, the British pound, the euro or other currencies in which we generate our revenues. As a result of hedging programs employed by us, foreign exchange transactions are not fully impacted by the recent movements in exchange rates. We record foreign currency transactions at the hedged rate where applicable. Despite these measures, significant long-term fluctuations in relative currency values, such as a significant change in the relative values of the U.S. dollar, Canadian dollar, euro or the British pound, could have an adverse effect on our profitability. In addition, during times of a strengthening Canadian dollar, our international sales and earnings could be reduced, resulting in an adverse effect on our profitability.

Unionization activities at some of our facilities could increase our costs, which could have an adverse effect on our financial condition or our profitability.

        The CAW and UAW have conducted organizing drives at certain of our divisions. As a result, we have concluded, or are currently concluding, collective agreements covering employees at each of the facilities identified above under "HUMAN RESOURCES — Labour Relations". The collective agreements negotiated with the CAW and UAW recognize our unique operating philosophy, including our Employee's Charter and fundamental principles. In addition, the CAW and the UAW have in the past attempted to persuade some of our automobile manufacturer customers to encourage their automotive components suppliers to assume a neutral position with respect to unionization at their plants. We are unable to predict whether we will reach satisfactory collective bargaining agreements with these unions, or whether our employees at other divisions elect union representation in the future. These and other unionization activities at some of our facilities may increase our costs, which could have an adverse effect on our financial condition or our profitability.

Work stoppages and other labour relations matters could have an adverse effect on our operations, our financial condition or our profitability.

        If our hourly workforce becomes more unionized in the future, we may be subject to work stoppages and may be affected by other labour disputes. To date, we have not experienced any work stoppages at our facilities, nor have we experienced any disputes with unions that have had a material effect on our operations. However, future disputes with labour unions may not be resolved without significant work stoppages, which could have an adverse effect on our operations, our financial condition or our profitability.

We may not be able to compete successfully in the highly competitive automotive components supply industry, which could have an adverse effect on our operations, our financial condition or our profitability.

        The automotive parts supply market is highly competitive, and competition has become even more intense in recent years. We face competition from a number of sources, including:

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  our automobile manufacturer customers and their related parts manufacturing organizations;

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  existing and new automotive components suppliers; and

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  manufacturers of product alternatives.

        Some of our competitors have substantially greater market share than us and are dominant in some of the markets in which we operate. Their market share and dominance may give them advantages over us in the competition for new or existing business from our automobile manufacturer customers. We may not be able to compete successfully with our existing competitors or with any new competitors in the highly competitive automotive components supply industry, which could have an adverse effect on our operations, our financial condition or our profitability.

Cancellations of vehicle programs or delays in launching new vehicle programs by our customers could have an adverse effect on our operations, our financial condition or our profitability.

        We incur engineering, design, tooling and other capital costs in advance of commencing production of parts to be supplied for our automobile manufacturers customers' new vehicle programs. For example, we typically build new facilities to accommodate the requirements for significant new programs for which we have been awarded the business. Production volumes for our products to be supplied for these new programs are based on our customers' estimates of their future production levels, and our supply contracts typically are only for the supply of customers' actual requirements, not for a minimum or specified quantity of products. Our customers' actual production levels for new vehicle programs may vary significantly from their estimates, or such programs may be cancelled, or their launch may be delayed. To the extent that our estimated production volumes are not attained, due to cancellations of vehicle programs or delays in launching new vehicle programs, our production economies expected at the time of quotation may not be realized. Consequently, our capital costs incurred in connection with such programs may not be fully recovered, which could have an adverse effect on our operations, our financial condition or our profitability.

Delays in the construction of new facilities could have an adverse effect on our financial condition or our profitability.

        From time to time, we expand our production capacity through the construction of new manufacturing facilities. New facilities are also typically required to facilitate the introduction of new manufacturing processes or technologies, and to relocate our manufacturing operations to remain close to the principal customers of these operations, in situations where they have relocated their facilities. The construction of new facilities involves a number of areas of operational and financial risks. For example, we may experience construction delays associated with poor weather, labour disruptions, cost overruns, shortages of construction materials and delays associated with the installation, testing and start-up of new production equipment or manufacturing processes. Delays by us in completing our new facilities could negatively affect our customer relationships, as well as expose us to reimbursement claims by our automobile manufacturer customers for their costs arising out of such delays. Any of these factors could have an adverse effect on our financial condition or our profitability.

Changes in laws and governmental regulations could have an adverse effect on our operations, our financial condition or our profitability.

        A significant change in the current regulatory environment in which we carry on business could have an adverse effect on our operations, our financial condition or our profitability. In particular, our operations or financial condition or our profitability could be adversely affected by significant changes in the tariffs and duties imposed on our products, particularly significant changes to the North American Free Trade Agreement.

Environmental laws and regulations could have an adverse effect on our operations, our financial condition or our profitability.

        We are subject to a wide range of environmental laws and regulations relating to air emissions, wastewater discharge, waste management and storage of hazardous substances. We are also subject to environmental laws requiring investigation and clean-up of environmental contamination and are in various stages of investigation and clean-up at our manufacturing facilities where contamination has been alleged. Estimating environmental clean-up liabilities is complex and heavily dependent on the nature and extent of historical information and physical data relating to the contaminated site, the complexity of the contamination, the uncertainty of which remedy to apply and the outcome of discussions with regulatory authorities relating to the contamination. In addition, these environmental laws and regulations are complex, change frequently and have tended to become more stringent and expensive over time. Therefore, we may not have been, and in the future may not be, in complete compliance with all such laws and regulations, and we may incur material costs or liabilities as a result of such laws and regulations significantly in excess of amounts we have reserved.

        We are subject to environmental laws and regulations both as tenant and owner of our properties. Our leases with MI Developments generally provide that we, as tenant, must comply with environmental laws. We are also responsible for removing all hazardous and toxic substances, when and as required by applicable laws and, in any event, prior to the termination of our occupation of the leased properties, which applies whether or not the contamination occurred prior to our use of the leased properties, unless it was not caused or exacerbated by our use.

        To the extent that we incur liabilities or costs in excess of the amounts we have reserved in order to comply with environmental laws and regulations, such liabilities or costs could have an adverse effect on our operations, our financial condition or our profitability.

Risks Related to Our Controlling Shareholder

We are controlled by the Stronach Trust.

        Our business and affairs are controlled by the Stronach Trust, which beneficially owns approximately 66.4% of our outstanding Class B Shares. Those shares represent approximately 0.7% of our total outstanding shares and approximately 55.7% of the aggregate voting power of our outstanding shares. In addition, Frank Stronach, who is our Chairman and Interim Chief Executive Officer, controls approximately 16.2% of the votes carried by our outstanding shares through his voting control of certain of our employee compensatory plans. Mr. Stronach, Ms. Belinda Stronach, who was our President and Chief Executive Officer until January 2004, and two other members of their family are the trustees of the Stronach Trust, and are also members of the class of potential beneficiaries of the Stronach Trust. Accordingly, Mr. Stronach may be deemed to beneficially own the shares owned by the Stronach Trust, although he disclaims beneficial ownership.

        Subject to applicable law and the restrictions in our Corporate Constitution, the Stronach Trust is able to elect all of our directors and control us. In addition, the Stronach Trust may, as a practical matter, be able to cause us to effect corporate transactions without the consent of our other shareholders. The Stronach Trust is also able to cause or prevent a change in our control. Under present law, any offer to purchase our Class B Shares, whether by way of a public offer or private transaction and regardless of the offered price, would not necessarily result in an offer to purchase our Class A Subordinate Voting Shares. Accordingly, holders of our Class A Subordinate Voting Shares do not have a right to participate if a takeover bid is made for our Class B Shares.

Our controlling shareholder and Mr. Stronach have interests in MI Developments and Magna Entertainment that could conflict with our interests.

        The Stronach Trust beneficially owns, in addition to our Class B Shares as described above, Class B Shares of MI Developments representing approximately 56.5% of the aggregate voting power of MI Developments. Mr. Stronach is also the Chairman of MI Developments.

        A significant portion of our leased facilities is owned by MI Developments. We pay rent and occupy these facilities pursuant to long-term leases. Most of these leases were entered into while MI Developments was our wholly-owned subsidiary. Any material lease, construction or other arrangements with MI Developments are reviewed and approved by our Corporate Governance and Compensation Committee in advance of any commitments by us or any of our subsidiaries. Although we believe that the existing leases are on arm's length commercial terms, there can be no assurance that independent parties negotiating at arm's length would have arrived at the same terms. Since we are under common control with MI Developments, there is a risk that any future decisions or actions taken by either of us regarding these leases (including with respect to renewals, amendments, disputes or enforcement proceedings) and any new leases and any new leases may not be the same as if we operated on an arm's length basis.

        We previously made a commitment to our shareholders that we would not, for a period of approximately seven years, without the prior consent of the holders of a majority of our Class A Subordinate Voting Shares: (i) make any further debt or equity investment in, or otherwise give financial assistance to, Magna Entertainment or any of its subsidiaries; or (ii) invest in any business or assets determined in good faith by our independent directors to be non-automotive-related and not ancillary or incidental to our automotive-related business, other than through our historical investment in Magna Entertainment. This commitment is contained in a forbearance agreement between Magna Entertainment and Magna in which our shareholders are express third party beneficiaries. The forbearance agreement will expire of May 31, 2006. Since we are under common control with Magna Entertainment, there is a risk that any future decisions or actions taken with respect to Magna Entertainment may not be the same as if we operated on an arm's length basis. However, any material transaction with Magna Entertainment would require review and prior approval by the independent members of our Board. In addition, our Corporate Constitution, which forms part of our charter documents, prohibits us from making investments in certain "unrelated businesses" where such an investment, together with the aggregate of all other investments in unrelated businesses on the date in question, exceeds 20% of our "available equity" at the end of the financial quarter immediately preceding the date of investment (see "ITEM 9. CORPORATE CONSTITUTION — Unrelated Investments" below).

ITEM 4.    DIVIDENDS

        Holders of our Class A Subordinate Voting Shares and Class B Shares are entitled to a pro rated amount of any cash dividends declared by our Board of Directors on these shares. The following table sets forth the cash dividends we have paid on each of our Class A Subordinate Voting Shares and Class B Shares for the last three years:

Fiscal Period	Payment Date	Record Date	Amount per Share
Calendar 2005 (to date)	March 23, 2005	March 11, 2005	$0.38
Calendar 2004	December 15, 2004	November 30, 2004	$0.38
	September 15, 2004	August 31, 2004	$0.38
	June 15, 2004	May 28, 2004	$0.38
	March 18, 2004	March 9, 2004	$0.34
Calendar 2003	December 15, 2003	November 28, 2003	$0.34
	September 15, 2003	August 29, 2003	$0.34
	June 16, 2003	May 30, 2003	$0.34
	March 18, 2003	March 7, 2003	$0.34
Calendar 2002	December 16, 2002	November 29, 2002	$0.34
	September 16, 2002	August 30, 2002	$0.34
	June 14, 2002	May 31, 2002	$0.34
	March 15, 2002	March 1, 2002	$0.34

        We started paying cash dividends on our Class A Subordinate Voting Shares and Class B Shares (or their predecessors) on a quarterly basis in 1967. We have declared cash dividends in respect of each of the last 53 fiscal quarters, up to and including the fourth quarter of calendar 2004. The payment of future dividends and the amount thereof will be determined by our Board of Directors in accordance with our Corporate Constitution (see "ITEM 9. CORPORATE CONSTITUTION — Dividends; Minimum Profit Performance" below), taking into account earnings, cash flow, capital requirements, our financial condition and other relevant factors.

        In fiscal 1994, we established a dividend reinvestment plan in which registered shareholders have the option to purchase additional Class A Subordinate Voting Shares by investing the cash dividends paid on their shares.

ITEM 5.    MANAGEMENT'S DISCUSSION AND ANALYSIS

        Reference is made to the "Management's Discussion and Analysis of Results of Operations and Financial Position" contained on pages 12 to 35 of our Annual Report to Shareholders for the year ended December 31, 2004, which is incorporated by reference into this Annual Information Form.

ITEM 6.    DESCRIPTION OF CAPITAL STRUCTURE

Authorized Share Capital

        Our authorized share capital consists of an unlimited number of Class A Subordinate Voting Shares, 1,412,341 Class B Shares and 99,760,000 Preference Shares, issuable in series, all with no par value. As of March 21, 2005, a total of 105,537,754 Class A Subordinate Voting Shares and 1,093,983 Class B Shares were outstanding. The percentage of aggregate voting rights attached to our Class A Subordinate Voting Shares as of March 21, 2005 was 16.2%. No Preference Shares have been issued or are outstanding.

        The following is a brief description of the significant attributes of our authorized share capital and is qualified in its entirety by reference to the detailed provisions in our charter documents. See "ITEM 9. — CORPORATE CONSTITUTION" below for additional terms and conditions relating to our authorized share capital. The attributes of our Class A Subordinate Voting Shares, our Class B Shares and our Preference Shares are set out in our charter documents, which includes our Corporate Constitution.

Class A Subordinate Voting Shares

        The holders of our Class A Subordinate Voting Shares are entitled:

  •
  to one vote for each Class A Subordinate Voting Share held (together with the holders of our Class B Shares, which are entitled to vote at such meetings on the basis of 500 votes per Class B Share held) at all meetings of our shareholders, other than meetings of the holders of another class or series of shares;

  •
  to receive, on a pro rata basis with the holders of our Class B Shares, any dividends (except for stock dividends, as described below) that may be declared by our Board of Directors, subject to the preferential rights attaching to shares ranking in priority to our Class A Subordinate Voting Shares and our Class B Shares; and

  •
  to receive, after the payment of our liabilities and subject to the rights of the holders of our shares ranking in priority to our Class A Subordinate Voting Shares and our Class B Shares, on a pro rata basis with the holders of our Class B Shares, all our property and net assets available for distribution in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of our assets among our shareholders for the purpose of winding-up our affairs.

Class B Shares

        The holders of our Class B Shares are entitled to:

  •
  500 votes for each Class B Share held (together with the holders of our Class A Subordinate Voting Shares, which are entitled to vote at such meetings on the basis of one vote per share held) at all meetings of our shareholders, other than meetings of the holders of another class or series of shares;

  •
  receive, on a pro rata basis with the holders of our Class A Subordinate Voting Shares, any dividends (except for stock dividends, as described below) that may be declared by our Board of Directors, subject to the preferential rights attaching to shares ranking in priority to our Class B Shares and our Class A Subordinate Voting Shares;

  •
  receive, after the payment of all our liabilities and subject to the rights of the holders of our shares ranking in priority to our Class B Shares and our Class A Subordinate Voting Shares (including holders of our Preference Shares), on a pro rata basis with the holders of our Class A Subordinate Voting Shares, all our property and net assets available for distribution in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of our assets among our shareholders for the purpose of winding-up our affairs; and

  •
  convert our Class B Shares into our Class A Subordinate Voting Shares, on a one-for-one basis.

Stock Dividends

        Our Board of Directors may declare a simultaneous dividend payable on our Class A Subordinate Voting Shares in our Class A Subordinate Voting Shares and payable on our Class B Shares in our Class A Subordinate Voting Shares or in our Class B Shares. No dividend payable in our Class B Shares may be declared on our Class A Subordinate Voting Shares.

Preference Shares

        Our Board of Directors may, without the approval of any of our shareholders, fix the number of shares in and determine the attributes of an individual series of Preference Shares and issue shares of such series from time to time. The shares of each such series will be entitled to a preference over our Class A Subordinate Voting Shares and our Class B Shares, but will rank equally with our Preference Shares of every other series with respect to the payment of dividends and in the distribution of all our property and net assets available for distribution in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of our assets among our shareholders for the purpose of winding-up our affairs.

Amendments to Share Provisions and Other Matters

        The provisions attaching to our Preference Shares, to a series of our Preference Shares, to our Class A Subordinate Voting Shares and to our Class B Shares may not be deleted or varied without the approval of the holders of the class or series concerned. In addition, no shares of a class ranking prior to or on a parity with our Preference Shares, our Class A Subordinate Voting Shares or our Class B Shares may be created without the approval of the holders of the class or each series of the class concerned. Any approval required to be given must be given by the vote of two-thirds of those present or voting at a meeting of the holders of the class or series concerned duly called for that purpose in addition to any other consent or approval required by law.

        Neither our Class A Subordinate Voting Shares nor our Class B Shares may be subdivided, consolidated, reclassified or otherwise changed unless, contemporaneously therewith, the other class of shares is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

        Under present law, any offer to purchase our Class B Shares, whether by way of a public offer or private transaction and regardless of the offered price, would not necessarily result in an offer to purchase our Class A Subordinate Voting Shares. Accordingly, holders of our Class A Subordinate Voting Shares do not have a right to participate if a takeover bid is made for our Class B Shares.

Preferred Securities

        In September 1999, we issued two series of unsecured junior subordinated debentures: our 8.65% Series A Preferred Securities, which were denominated in Canadian dollars; and our 8.875% Series B Preferred Securities, which were denominated in U.S. dollars. Both series of Preferred Securities were redeemed in September 2004. See "ITEM 2. GENERAL DEVELOPMENT OF THE BUSINESS — RECENT DEVELOPMENTS IN OUR BUSINESS — Financing and Securities Transactions" above.

Ratings

        Our senior debt, including the five series of unsecured zero-coupon notes we issued in connection with the acquisition of New Venture Gear (see "ITEM 2. GENERAL DEVELOPMENT OF THE BUSINESS — RECENT DEVELOPMENTS IN OUR BUSINESS — Financing and Securities Transactions" above), has been an "A" credit rating by Dominion Bond Rating Service.

        Dominion Bond Rating Service's rating of our senior debt is based on a bond and long-term debt rating scale that ranges from AAA to D, which represents the range from highest to lowest quality of such bonds and long-term debt rated. Bonds and long-term debt rated in the "A" rating category are in the third highest category of the relevant scale and are considered by Dominion Bond Rating Services to be of satisfactory credit quality. "High" and "low" grades are used to indicate the relative standing of a credit within a particular rating category. The lack of one of these designations indicates a rating which is essentially in the middle of the category.

        Credit ratings are intended to provide investors with an independent measure of the credit quality of debt and securities. The credit ratings accorded to our senior debt by the rating agencies are not recommendations to purchase, hold or sell our debt or securities, inasmuch as such ratings do not comment as to market price or suitability for a particular investor. There is no assurance that any rating will remain in effect for any given period of time or that any rating will not be revised or withdrawn entirely by a rating agency in the future.

ITEM 7.    MARKET FOR SECURITIES

Class A Subordinate Voting Shares and Class B Shares

        Prior to November 15, 2004, our Class A Subordinate Voting Shares and Class B Shares were listed and posted for trading on the Toronto Stock Exchange under the trading symbols "MG.A" and "MG.B", respectively. Since November 15, 2004, pursuant to the Toronto Stock Exchange's 2004 Symbol Extension Changes, our Class A Subordinate Voting Shares and Class B Shares have been listed and posted for trading on the Toronto Stock Exchange under the symbols "MG.SV.A" and "MG.MV.B", respectively. Our Class A Subordinate Voting Shares are listed and posted for trading on the New York Stock Exchange under the trading symbol "MGA".

        The high and low sale prices and volume of shares traded for each of our Class A Subordinate Voting Shares and our Class B Shares, as reported by the Toronto Stock Exchange, for the months during the year ended December 31, 2004 were as follows:

	Class A Subordinate Voting Shares			Class B Shares
Month	High (Cdn.$)	Low (Cdn.$)	Volume (000's)	High (Cdn.$)	Low (Cdn.$)	Volume (000's)
January	110.20	102.13	5,442.7	106.00	103.50	2.1
February	109.00	103.30	3,046.6	108.00	105.25	0.4
March	107.60	98.02	4,086.0	109.00	101.00	0.9
April	114.00	104.34	4,352.3	113.08	108.00	1.7
May	109.90	103.07	3,233.0	112.00	104.79	0.7
June	115.79	107.22	2,958.6	112.50	110.00	0.7
July	113.80	105.23	2,983.2	108.00	108.00	1.1
August	107.49	97.22	2,728.5	102.86	99.61	1.0
September	99.50	90.48	4,335.9	99.00	99.00	0.4
October	96.88	82.40	7,921.1	90.00	90.00	0.8
November	96.64	85.96	5,444.8	95.00	90.00	1.3
December	101.09	94.05	4,123.6	106.00	106.00	0.2

6.5% Convertible Debentures

        As part of the privatization of Decoma, we assumed Decoma's obligations in respect of its 6.5% Convertible Debentures in the principal amount outstanding of $99,998,000 (see "ITEM 2. GENERAL DEVELOPMENT OF THE BUSINESS — RECENT DEVELOPMENTS IN OUR BUSINESS — Financing and Securities Transactions" above). The 6.5% Convertible Debentures are listed and posted for trading on the Toronto Stock Exchange under the symbol "MG.DB" (formerly "DEC.DB").

        The high and low sale prices and volume traded for the 6.5% Convertible Debentures, as reported by the Toronto Stock Exchange, for the months during the year ended December 31, 2004 were as follows:

	6.5% Convertible Debentures
Month	High (Cdn.$)	Low (Cdn.$)	Volume (000's)
January	120.00	115.01	1.1
February	117.99	110.00	3.3
March	119.99	111.01	1.5
April	119.00	112.00	1.3
May	115.00	112.00	20.7
June	116.03	110.51	62.6
July	114.99	110.50	32.3
August	112.21	105.00	5.8
September	107.00	101.52	25.9
October	118.50	103.00	95.0
November	120.00	114.00	10.8
December	125.00	118.00	27.5

ITEM 8.    DIRECTORS AND OFFICERS

Directors

        Our Board of Directors currently consists of the following members:

Name and Municipality of Residence	Director Since	Principal Occupation
WILLIAM H. FIKE(1) Ft. Myers, Florida	June 5, 1995	Consultant and Corporate Director
MANFRED GINGL Kettleby, Ontario	January 14, 2002	Executive Vice-Chairman of the Company
MICHAEL D. HARRIS(2) Vaughn, Ontario	January 8, 2003	Consultant and Senior Business Advisor, Goodmans LLP (Barristers and Solicitors)
EDWARD C. LUMLEY(2)(3)(5) South Lancaster, Ontario	December 7, 1989	Vice-Chairman, BMO Nesbitt Burns (Investment and Corporate Banking)
KLAUS MANGOLD Stuttgart, Germany	February 26, 2004	Corporate Director
KARLHEINZ MUHR Greenwich, Connecticut	March 8, 1999	Chairman, CSFB VOLARIS, Member of CSFB's Chairman's Board and Management Council and Managing Director, Credit Suisse First Boston (Investment Banking)
GERHARD RANDA Vienna, Austria	July 19, 1995	Chairman of the Supervisory Board of Bank Austria — Creditanstalt and Member of the Management Board of Directors of Bayerische Hypo Vereinsbank AG (Investment and Corporate Banking)
DONALD RESNICK(1)(4) Toronto, Ontario	February 25, 1982	Corporate Director
ROYDEN R. RICHARDSON(1)(2)(4) Schomberg, Ontario	October 31, 1990	President, RBQ Limited, Managing Director, Fairlane Asset Management Limited, and Vice-Chairman and Director, Richardson Partners Financial Limited (Investments)
FRANK STRONACH Oberwaltersdorf, Austria	December 10, 1968	Partner, Stronach & Co. (Consultant)
FRANZ VRANITZKY Vienna, Austria	June 11, 1997	Corporate Director
SIEGFRIED WOLF Weikersdorf, Austria	March 9, 1999	Executive Vice-Chairman of the Company

(1)
Member of the Audit Committee

(2)
Member of the Corporate Governance and Compensation Committee

(3)
Lead Director of the Board of Directors

(4)
Member of the Environmental Committee

(5)
Mr. Lumley served as a director of Air Canada when it filed for protection under the Companies' Creditors Arrangement Act (CCAA) in April 2003. Air Canada successfully emerged from the CCAA proceedings and was restructured pursuant to a plan of arrangement in September 2004, though Mr. Lumley is no longer a director of Air Canada.

        All of our directors were elected to their present terms of office by our shareholders at our Annual Meeting of Shareholders held on May 6, 2004. The term of office for each director expires at the conclusion of the next annual meeting of our shareholders. At present, no executive committee of the Board of Directors has been constituted.

        All of the directors have held the principal occupations identified above (or another position with the same employer) for not less than five years, except as follows:

  •
  Mr. Fike served as our Vice-Chairman and held other senior positions with us from August 1994 to January 1999, after which time he worked as a consultant for us until January 2000.

  •
  Mr. Harris was the Premier of Ontario from June 1995 until March 2002 and has acted as a business consultant since that date and as a Senior Business Advisor to Goodmans LLP since October 2002.

  •
  Dr. Mangold was a member of the Management Board of DaimlerChrysler AG until December 2003 and has been a corporate director and consultant since then.

  •
  Mr. Randa also served as the Chief Operating Officer of Bayerische Hypo Vereinsbank AG until March 2005.

  •
  Mr. Richardson has served as President, RBQ Limited since its formation in 1983. He has served as the Managing Director, Fairlane Asset Management Limited and as the Vice-Chairman and Director, Richardson Partners Financial Limited since June 2003.

  •
  Mr. Muhr has served as Chairman, CSFB VOLARIS since June 1999. He has been the Managing Director, Credit Suisse First Boston since June 2003, prior to which he was Chairman and Chief Executive Officer of Volaris Advisors. Prior to that, he was Managing Director at UBS AG from February 1995 until June 2000.

Officers

        Our officers currently consist of the following persons:

Name and Municipality of Residence	Principal Occupation
FRANK STRONACH Oberwaltersdorf, Austria	Chairman of the Board (since November 1971) and Interim Chief Executive Officer (since January 2004)
MANFRED GINGL Kettleby, Ontario	Executive Vice-Chairman (since May 2002)
SIEGFRIED WOLF Weikersdorf, Austria	Executive Vice-Chairman (since May 2002)
MARK T. HOGAN Birmingham, Michigan	President (since August 2004)
VINCENT J. GALIFI Woodbridge, Ontario	Executive Vice-President (since September 1996) and Chief Financial Officer (since December 1997)
J. BRIAN COLBURN Toronto, Ontario	Executive Vice-President, Special Projects (since May 1992) and Secretary (since January 1994)
PETER KOOB Hausen, Germany	Executive Vice-President, Corporate Development (since May 2002)
MARC NEEB Gormley, Ontario	Executive Vice-President, Global Human Resources (since January 2003)

Name and Municipality of Residence	Principal Occupation
JEFFREY O. PALMER Burlington, Ontario	Executive Vice-President (since January 2001)
TOMMY J. SKUDUTIS King City, Ontario	Executive Vice-President, Operations (since May 2001)
KEITH STEIN Toronto, Ontario	Senior Vice-President, Corporate Affairs (since February 2005) and Vice-President, Corporate Affairs (since March 1999)
KEVIN GALLAGHER Toronto, Ontario	Vice-President, Public Affairs (since November 2004)
CAMERON W. HASTINGS Pefferlaw, Ontario	Vice-President, Core Projects (since January 2002)
JOSEPH M. LEFAVE Vaughan, Ontario	Vice-President (since May 2004)
PATRICK W. D. McCANN Newmarket, Ontario	Vice-President (since January 2005) and Controller (since May 2002)
ROLAND B. NIMMO Aurora, Ontario	Vice-President, Internal Audit (since September 2002)
STEPHEN I. RODGERS Holland Landing, Ontario	Vice-President, Marketing (since August 2003)
LOUIS TONELLI Aurora, Ontario	Vice-President, Investors Relations (since November 2003)

        To the extent that our officers have not held the offices identified above for the last five years, they have held the following offices or positions with us and/or have had the following principal occupations, during the last five years:

  •
  Prior to May 2002, Mr. Gingl was our Vice-Chairman since January 2002, and also from November 1999 to July 2000. Mr. Gingl has also been the Chairman of Tesma since February 2004 and President and Chief Executive Officer of Tesma since 1995.

  •
  Prior to May 2002, Mr. Wolf was our Vice-Chairman since February 2002 and also from March 1999 to February 2001. Mr. Wolf has also been the Chairman of the Supervisory Board of Magna Steyr since May 2003 and, prior to that, was the President and Chief Executive Officer of Magna Steyr since September 2001. Mr. Wolf has also held executive and director positions in our European corporate operations, including serving as the Chairman of the Supervisory Board of Magna International Europe since May 2003.

  •
  Prior to August 2004, Mark Hogan was the Group Vice President of General Motors Advanced Vehicle Development since January 2002. Prior to that, Mr. Hogan was Group Vice President of General Motors and the President of eGM from August 1998 to December 2001.

  •
  Mr. Koob has been the Vice-Chairman of the Supervisory Board of Magna Steyr since May 2003 and, prior to that, served as an Executive Vice-President of Magna Steyr since September 2001. Mr. Koob has also held executive and director positions in our European corporate operations, including serving as a member of the Supervisory Board of Magna International Europe since May 2003.

  •
  Prior to January 2003, Mr. Neeb was our Vice-President, Global Human Resources since May 2002. Prior to that, he was our Vice-President, Human Resources from August 2000 to May 2002. He was our Director, Corporate Administration from November 1999 to July 2000.

  •
  Prior to January 2001, Mr. Palmer was a partner at the law firm of Davies, Ward & Beck L.L.P.

  •
  Mr. Skudutis was President of Cosma from March 2001 to March 2002. Prior to that, he was Vice-President, Operations of Cosma since February 1993. Mr. Skudutis was also Vice-President, Operations from January 1993 to June 2000.

  •
  Prior to November 2004, Mr. Gallagher was a partner at the law firm of Morrison Brown Sosnovitch L.L.P.

  •
  Prior to January 2002, Mr. Hastings was the Assistant General Manager of Cosma's Maple Stamping division since August 1990.

  •
  Prior to April 2004, Mr. Lefave was the Executive Vice-President of Volkswagen Commercial Vehicles since June 2000. Prior to that, he was the Vice-President, Manufacturing of Volkswagen Commercial Vehicles from December 1998 to May 2000.

  •
  Prior to January 2005, Mr. McCann was our Controller since May 2002. Prior to that, he was our Assistant Controller since August 2000. Prior to that, he was our Group Controller, Europe since April 1999.

  •
  Prior to September 2002, Mr. Nimmo was a partner at the accounting firm Deloitte & Touche L.L.P. since June 2002. Prior to that, he was a partner at the former accounting firm Arthur Andersen L.L.P. from November 2000 to May 2002. Prior to November 2000, he was President of Nimmo Financial Corporation, a consulting firm.

  •
  Prior to August 2003, Mr. Rodgers was the Senior Vice-President, Marketing of Intier Automotive Inc. since April 2002. Prior to that, he was the Senior Vice-President, Marketing and Planning of Intier Automotive Closures Inc. since July 1997.

  •
  Prior to November 2003, Mr. Tonelli was our Director of Investor Relations since November 2000. Prior to that, he was our Senior Manager, Investor Relations since February 1999.

Beneficial Ownership of Securities

        As of March 21, 2005, the number and percentage of securities of each class of our voting securities beneficially owned, directly or indirectly, or over which control or direction was exercised by all of our directors and officers as a group (27 persons), was 4,811,606 (approximately 4.6%) of our Class A Subordinate Voting Shares and 930,013 (approximately 85%) of our Class B Shares.

ITEM 9.    CORPORATE CONSTITUTION

        Our Corporate Constitution forms part of our charter documents. The Corporate Constitution defines the rights of our employees and investors to participate in our profits and growth and imposes discipline on our management. The brief description of the principal features of our Corporate Constitution which follows is subject to the detailed provisions of the Corporate Constitution as contained in our charter documents. The description which follows does not purport to be complete and is qualified in its entirety by reference to the detailed provisions of the Corporate Constitution as contained in our charter documents.

Board of Directors

        Our Corporate Constitution requires that a majority of the members of our Board of Directors be individuals who are not also our officers, employees or persons related to our officers or employees.

Employee Equity Participation and Profit Sharing Programs

        Our Corporate Constitution requires that 10% of our employee pre-tax profits before profit sharing (as defined in the Corporate Constitution) for each financial year be allocated in that financial year or the immediately following financial year to:

  •
  the employee equity participation and profit sharing programs and any other profit sharing programs we have established for our employees; and

  •
  our defined benefit pension plan (for participating employees).

        Employees of Tesma, Decoma and Intier participate in parallel employee equity participation and profit sharing programs and thus are not currently eligible to participate in our corporate level program. The structure of the programs is currently under review in connection with the privatization of Decoma and Tesma, as well as the proposed privatization of Intier. Senior members of divisional, automotive systems group and executive management who are direct profit participators do not participate in these employee equity participation and profit sharing programs.

Dividends; Minimum Profit Performance

        Our Corporate Constitution provides that unless otherwise approved by ordinary resolution of the holders of our Class A Subordinate Voting Shares and our Class B Shares, voting as separate classes, the holders of our Class A Subordinate Voting Share and Class B Shares will be entitled to receive and we will pay, if, as and when declared by our Board of Directors out of funds properly applicable to the payment of dividends, non-cumulative dividends in respect of each financial year so that the aggregate of the dividends paid or payable in respect of such year is:

  •
  equal to at least 10% of our after-tax profits (as defined in the Corporate Constitution) after providing for dividends on preference shares, if any, for such year; and

  •
  on average, equal to at least 20% of our after-tax profits (as defined in the Corporate Constitution) after providing for dividends on preference shares, if any, for such financial year and the two immediately preceding financial years.

        If at any time our after-tax profits (as defined in the Corporate Constitution) are less than 4% of the average stated capital attributable to our Class A Subordinate Voting Shares and Class B Shares at the beginning and at the end of the financial year in question, for two consecutive financial years or we fail to pay the required dividends described above for a period of two consecutive financial years, the holders of our Class A Subordinate Voting Shares will, until the 4% return is achieved in a succeeding financial year and all required dividends, if any, are paid, have the exclusive right, voting separately as a class, to nominate and elect two directors at the next meeting of our shareholders at which directors are to be elected such right to increase the number of directors which may be elected to continue for each consecutive two-year period. If the 4% return is not achieved or a required dividend is not paid for any two consecutive financial years following the initial two consecutive financial years, then the holders of our Class A Subordinate Voting Shares will, until the 4% return is achieved for one financial year and all required dividends are paid, have the exclusive right, voting separately as a class, to nominate and elect two additional directors at the next meeting of shareholders at which directors are to be elected. Once the right of holders of our Class A Subordinate Voting Shares to elect such directors terminates, the directors who had been so elected will nonetheless serve until their successors are duly elected at the next meeting of our shareholders.

Changes in Share Capital

        Except as otherwise approved by the holders of at least a majority of each of our Class A Subordinate Voting Shares and Class B Shares, voting as separate classes, our Corporate Constitution prohibits:

  •
  an increase in the maximum number of authorized shares of any class of our capital stock (other than our Class A Subordinate Voting Shares which may be issued in an unlimited amount); and

  •
  the creation of any new class or series of capital stock having voting rights (other than on default in the payment of dividends) or having rights to participate in our profits (other than securities convertible into existing classes of shares or a class or series of shares having fixed dividends or dividends determined without regard to profits).

Unrelated Investments

        Unless approved by the holders of at least a majority of each of our Class A Subordinate Voting Shares and Class B Shares, voting as separate classes, our Corporate Constitution prohibits us from making an investment (whether direct or indirect, by means of loans, guarantee, or otherwise) in any "unrelated business" where such an investment, together with the aggregate of all other investments in unrelated businesses on the date in question, exceeds 20% of our "available equity" at the end of the financial quarter immediately preceding the date of investment. For purposes of our Corporate Constitution, the term "unrelated business" means any business that:

  •
  does not relate to the design, manufacture, distribution or sale of motor vehicles or motor vehicle parts, components, assemblies or accessories;

  •
  does not utilize technology, manufacturing processes, equipment or skilled personnel in a manner similar to that utilized or under development by us; or

  •
  does not involve the provision of products or services to our suppliers and customers, or the provisions of products or services similar to those provided by our suppliers and customers from time to time.

        A business will be deemed to cease to be an unrelated business for purposes of our Corporate Constitution if the net profits after tax of such business exceeds on average 5% of our aggregate investment in such business for two out of any three consecutive years after the date of such investment. For purposes of our Corporate Constitution, the term "available equity" is defined to mean our total shareholders' equity, less the stated capital of any non-participating preference shares.

Research and Development

        Our Corporate Constitution requires a minimum of 7% of our pre-tax profits (as defined in the Corporate Constitution) for any financial year to be allocated to research and development during that financial year or the immediately following financial year.

Social Objectives

        Pursuant to our Corporate Constitution, a maximum of 2% of our pre-tax profits (as defined in the Corporate Constitution) for any financial year may be allocated to the promotion of "social objectives" during the financial year or the immediately following financial year. For purposes of our Corporate Constitution, the term "social objectives" means objectives which, in the sole opinion of our executive management, are of a political, patriotic, philanthropic, charitable, educational, scientific, artistic, social or other useful nature to the communities in which we operate.

Incentive Bonuses; Management Base Salaries

        Our Corporate Constitution provides that aggregate incentive bonuses (which may be paid in cash or in our shares) paid or payable to "corporate management" in respect of any financial year will not exceed 6% of our pre-tax profits before profit sharing (as defined in the Corporate Constitution) for that financial year and that base salaries payable to such management will be comparable to those in industry generally. For purposes of our Corporate Constitution, "corporate management" means our chief executive officer, chief operating officer, chief marketing officer and chief administrative officer and any other employee designated by these persons from time to time to be included within "corporate management". Our Executive Vice-Chairmen and certain of our Executive Vice-Presidents have been designated for these purposes.

ITEM 10.    LEGAL PROCEEDINGS

Centoco

        In November 1997, we, and two of our subsidiaries, were sued in the Ontario Superior Court of Justice by KS Centoco Ltd., an Ontario-based steering wheel manufacturer in which we have a 23% equity interest, and by Centoco Holdings Limited, the owner of the remaining 77% equity interest in KS Centoco Ltd. On March 5, 1999, the plaintiffs were granted leave to make substantial amendments to the original statement of claim in order to add several new defendants and claim additional remedies. The amended statement of claim alleges, among other things:

  •
  breach of fiduciary duty by us and two of our subsidiaries;

  •
  breach by us of our binding letter of intent with KS Centoco, including our covenant not to have any interest, directly or indirectly, in any entity that carries on the airbag business in North America, other than through MST Automotive Inc., a company to be 77% owned by Magna and 23% owned by Centoco Holdings;

  •
  the plaintiff's exclusive entitlement to certain airbag technologies in North America pursuant to an exclusive license agreement, together with an accounting of all revenues and profits resulting from the alleged use by us, TRW Inc. and other unrelated third party automotive supplier defendants of such technology in North America; and

  •
  a conspiracy by us, TRW and others to deprive KS Centoco of the benefits of such airbag technology in North America and to cause Centoco Holdings to sell to TRW its interest in KS Centoco in conjunction with the sale by us to TRW of our interest in MST Automotive GmbH and TEMIC Bayern-Chemie Airbag GmbH.

        The plaintiffs are seeking, among other things, damages of approximately Cdn$3.5 billion. We have filed an amended statement of defence and counterclaim. Document production is being completed and examinations for discovery have commenced. We intend to vigorously defend this case. At this time, notwithstanding the early stages of these legal proceedings and the difficulty in predicting final outcomes, our management believes that the ultimate resolution of these claims will not have a material adverse effect on our consolidated financial position.

General Motors

        On February 28, 2003, Intier was served, in conjunction with Siemens Automotive Corp., a.k.a Siemens VDO Automotive Corp., with a complaint issued in the Macomb County Circuit Court of the State of Michigan by General Motors Corporation. The General Motors complaint alleges that Intier and Siemens are in breach of certain express and implied warranties to General Motors and, as a result, General Motors is seeking reimbursement for costs and expenses incurred as a result of its replacement of tens of thousands of rear door electric motors in respect of its model year 2000 full-size sport utility vehicles and trucks, including the Tahoe, Suburban, GMC Silverado and Chevrolet Avalanche. The rear door electric motors, which Intier was directed to use by General Motors, are manufactured by Siemens and form part of a power rear door window regulator supplied by Intier to General Motors for those vehicles. Although the damages in the complaint are unspecific, General Motors has previously claimed that the warranty and future recall costs could be up to $42 million. Based on its investigations to date, Intier does not believe that it has any liability for this claim and that any liability it may become subject to, if it is established that the rear door motor is defective, will be recoverable from Siemens, although Intier cannot provide any assurance that this will be the case.

C-MAC

        On June 10, 2004, Intier was served with a statement of claim issued in the Ontario Superior Court of Justice by C-MAC Invotronics Inc., a subsidiary of Solectron Corporation. The plaintiff is a supplier of electro-mechanical and electronic automotive parts and components to Intier. The statement of claim alleges, among other things:

  •
  improper use by Intier of the plaintiff's confidential information and technology in order to design and manufacture certain automotive parts and components; and

  •
  breach of contract related to a failure by Intier to fulfill certain preferred sourcing obligations arising under a strategic alliance agreement, as well as follow a certain re-pricing mechanism set forth in a long-term supply agreement, in each case signed by the parties at the time of Intier's disposition of the Invotronics business division to the plaintiff in September 2000.

        The plaintiff is seeking, among other things, compensatory damages in the amount of Cdn$150 million and punitive damages in the amount of Cdn$10 million and an accounting of profits. On January 7, 2005, Intier filed a Statement of Defence and Counterclaim for misrepresentation, breach of contract, conspiracy and interfering with economic interests. Final affidavits of documents were due on February 28, 2005. Despite the early stages of the litigation, Intier believes it has valid defenses to the plaintiff's claims and therefore intends to defend this case vigorously.

Ford Class Actions

        We, and/or our subsidiaries Magna Donnelly and Intier, have been named with Ford Motor Company as defendants in class action proceedings in the Ontario Superior Court of Justice, as well as state courts in North Carolina, Massachusetts and Florida, as a result of Magna Donnelly's role as a supplier to Ford of door handles and Intier's role as a supplier of door latches, and in certain cases door latch assemblies, for the Ford F-150, F-250, Expedition, Lincoln Navigator and Blackwood vehicles produced by Ford between November 1995 and April 2000. Class proceedings in other states are anticipated. In these proceedings, plaintiffs are seeking compensatory damages in an amount to cover the cost of repairing the vehicles or replacing the door latches, punitive damages, attorneys' fees and interest. Each of the class actions have similar claims and allege that the door latch systems are defective and do not comply with applicable motor vehicle safety legislation and that the defendants conspired to hide the alleged defects from the end use consumer. These class proceedings are in the early stages and have not been certified by any court. We deny these allegations and intend to vigorously defend the lawsuits, including taking steps to consolidate the state class proceedings to federal court wherever possible. Given the early stages of the proceedings, it is not possible to predict their outcome.

Other

        In the ordinary course of business activities, we may be contingently liable for litigation and claims with customers, suppliers and former employees. These claims include our contingent liability for steel price increases in connection with certain supply agreements that are under dispute. In addition, we may be, or could become, liable to incur environmental remediation costs to bring environmental contamination levels back within acceptable legal limits. On an ongoing basis, we assess the likelihood of any adverse judgments or outcomes to these matters, as well as potential ranges of probable costs and losses.

        A determination of the provision required, if any, for these contingencies is made after analysis of each individual issue. The required provision may change in the future due to new developments in each matter or changes in approach, such as a change in settlement strategy in dealing with these matters. Our management believes that adequate provisions are recorded in the accounts required and when estimable. However, there can be no assurance that we will not incur additional expense.

ITEM 11.    INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

        Reference is made to the section entitled "Interests of Management and Other Insiders in Certain Transactions" in our Management Information Circular/Proxy Statement dated March 29, 2005 for our annual meeting of shareholders to be held on May 3, 2005, which is incorporated by reference into this Annual Information Form.

ITEM 12.    TRANSFER AGENT AND REGISTRAR

        The transfer agent and registrar for our Class A Subordinate Voting Shares and our Class B Shares is Computershare Trust Company of Canada, at its principal offices in Toronto, Ontario. The co-transfer agent and co-registrar for our Class A Subordinate Voting Shares in the United States is Computershare Trust Company, Inc., at its offices in Golden, Colorado.

ITEM 13.    AUDIT COMMITTEE

        Our Audit Committee is comprised of Messrs. William H. Fike, Donald Resnick (Chair) and Royden R. Richardson. A copy of our Audit Committee Charter/Mandate is attached as Schedule B. Additional information about our Audit Committee is contained in the section entitled "Audit Committee and Audit Committee Report" in our Management Information Circular/Proxy Statement dated March 29, 2005 for our annual meeting of shareholders to be held on May 3, 2005, which is incorporated by reference into this Annual Information Form.

ITEM 14.    ADDITIONAL INFORMATION

        Our Management Information Circular/Proxy Statement dated March 29, 2005 contains the following additional information about us:

  •
  our directors' and executive officers' remuneration and indebtedness;

  •
  our voting securities and their principal holders;

  •
  securities authorized for issuance under our equity compensation plans;

  •
  our Audit Committee and its report;

  •
  our Corporate Governance and Compensation Committee and its report; and

  •
  our statement of corporate governance practices.

        Additional financial information about us is provided in our consolidated financial statements as at and for the three-year period ended December 31, 2004. These documents and additional information about us may be found on SEDAR, at www.sedar.com.

        Any person may obtain copies of the following documents upon request from our Secretary, c/o Magna International Inc., 337 Magna Drive, Aurora, Ontario, L4G 7K1:

  (a)
  when our securities are in the course of a distribution pursuant to a short form prospectus or a preliminary short form prospectus has been filed in respect of a distribution of our securities,

  (i)
  one copy of this Annual Information Form;

  (ii)
  one copy of our Annual Report to Shareholders for the year ended December 31, 2004, which contains the following items:

  •
  the "Management's Discussion and Analysis of Results of Operations and Financial Position", which is the only item incorporated by reference into this Annual Information Form; and

  •
  our financial statements as at and for the three-year period ended December 31, 2004;

  (iii)
  one copy of any of our interim financial statements subsequent to the financial statements for our most recently completed financial year;

  (iv)
  one copy of our Management Information Circular/Proxy Statement dated March 29, 2005; and

  (v)
  one copy of any other documents that are incorporated by reference into the preliminary short form prospectus or the short form prospectus and are not provided under (i) to (iv) above; or

  (b)
  at any other time, one copy of any of the documents referred to in (a)(i) to (iv) above, provided that we may require payment of a reasonable charge for such copy if the request is made by a person who is not one of our security holders.

SCHEDULE A

PRINCIPAL SUBSIDIARIES

        The following is a list of our principal subsidiaries as at January 1, 2005, which is the end of our 2004 taxation year, and their respective jurisdictions of incorporation. However, we use the current corporate names of these subsidiaries.

        Parent/subsidiary relationships are identified by indentations. The list shows the percentages of the votes attached to all voting securities, and of each class of non-voting securities, owned by us or over which control or direction is exercised by us. Percentages represent the total equity interest in a subsidiary, which is not necessarily indicative of percentage voting control.

        Subsidiaries not shown each represent less than 10% of our total consolidated revenues and total consolidated assets (although not all subsidiaries shown necessarily each represent more than 10% of our total consolidated assets and total consolidated sales) and, if considered in the aggregate as a single subsidiary, represent less than 20% of our total consolidated revenues and total consolidated assets.

Subsidiary	Voting Securities	Jurisdiction of Incorporation
Cosma America Holdings Inc.	100%	Delaware
Magna Structural Systems Inc.	100%	Ontario
Magna Steyr Investments S.A.	100%	Belgium
Magna Steyr Metalforming AG	100%	Austria
Magna Steyr AG & Co. KG	100%	Austria
Magna Steyr Fahrzeugtechnik AG & Co. KG	100%	Austria
Magna Drivetrain AG & Co. KG	100%	Austria
Magna Drivetrain Inc.	100%	Ontario
Magna Drivetrain Holdings (America), Inc.	100%	Delaware
New Process Gear, Inc.	100%	Delaware
Magna Drivetrain of America, Inc.	100%	Delaware
Magna Donnelly Corporation	100%	Michigan
Decoma International Inc.	56.3% Class A(1)(2)(5) 100% Class B(1)(2)(5)	Ontario
Decoma International Corp.	100%	Ontario
Decoma U.S. Holdings Inc.	100%	Delaware
Decoma Automotive Holding N.V.	100%	Belgium
Intier Automotive Inc.	1.1% Class A(1) 100% Class B(1)(3)	Ontario
Intier Automotive Closures Inc.	100%	Ontario
Intier Automotive of America, Inc.	100%	Delaware
Intier Automotive of America Holdings, Inc.	100%	Delaware
Intier Automotive Seating of America, Inc.	100%	Delaware
Intier Automotive Interiors of America, Inc.	100%	Delaware
Intier Investments S.A.	100%	Belgium
Tesma International Inc.	0.2% Class A(1)(6) 100% Class B(1)(4)	Ontario
2014332 Ontario Inc.	100%	Ontario
Litens Automotive Partnership	76.8%	Ontario

(1)
"Class A" means the Class A Subordinate Voting Shares of the named subsidiary, and "Class B" means the Class B Shares of the named subsidiary.

(2)
Includes voting securities owned by 1265058 Ontario Inc., which is a wholly-owned subsidiary of ours.

(3)
Includes voting securities owned by 893898 Ontario Inc., 989891 Ontario Inc. and 2004189 Ontario Inc., which are wholly-owned subsidiaries of ours.

(4)
Includes voting securities owned by 1128969 Ontario Inc., which is a wholly-owned subsidiary of ours.

(5)
Effective March 6, 2005, we acquired all of the issued and outstanding Class A Subordinate Voting Shares of Decoma International Inc. not already owned by us and we amalgamated Decoma into Magna as part of the privatization of Decoma. See "ITEM 2. GENERAL DEVELOPMENT OF THE BUSINESS — OPERATING STRUCTURE AND PRINCIPLES — Privatizations".

(6)
Effective February 6, 2005, we acquired all of the issued and outstanding Class A Subordinate Voting Shares of Tesma International Inc. not already owned by us as part of the privatization of Tesma. See "ITEM 2. GENERAL DEVELOPMENT OF THE BUSINESS — OPERATING STRUCTURE AND PRINCIPLES — Privatizations".

SCHEDULE B

AUDIT COMMITTEE CHARTER/MANDATE

  Purpose

(1)
The Audit Committee (the "Committee") of the Board of Directors (the "Board") of the Corporation shall provide assistance to the Board in fulfilling its oversight responsibilities to the Corporation's shareholders with respect to the integrity of the Corporation's financial statements and reports and financial reporting process. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Board, the independent Auditor, the internal auditors for the Corporation (the "Internal Auditors") and management of the Corporation and monitor their performance, recognizing that the independent Auditor is ultimately responsible to the Committee, the Board and the shareholders of the Corporation.

  Organization

(2)
The Committee shall be composed of not less than three (3) nor more than five (5) members, each of whom shall be financially literate and shall have such accounting or financial management expertise as is required to comply with applicable law and the applicable rules and regulations of the Ontario Securities Commission ("OSC"), the United States Securities and Exchange Commission (the "SEC"), The New York Stock Exchange ("NYSE") and any other applicable regulator or authority from time to time. Each of such members shall meet the independence standards required by the applicable rules of the OSC, the SEC, the NYSE and any other applicable regulatory authorities which are in effect from time to time. No member of the Committee shall serve as a member of the audit committees of more than three other boards of directors of other public companies. The Board shall annually appoint the members of the Committee who shall appoint a Chairman from amongst those appointed, to hold office until the next annual meeting of shareholders of the Corporation. The members of the Committee shall serve at the pleasure of the Board and vacancies occurring from time to time shall be filled by the Board.

(3)
A majority of the members of the Committee shall constitute a quorum and all actions of the Committee shall be taken by a majority of the members present at the meeting.

(4)
Meetings of the Committee shall be called by the Chairman of the Committee, and may be called by any member of the Committee, by the Chairman, a Vice-Chairman, the Chief Executive Officer, the President, the Chief Financial Officer or the Secretary of the Corporation, by the head of the Corporation's Internal Audit Department or by the independent Auditor of the Corporation.

(5)
Unless otherwise determined by the Committee, the Secretary or an Assistant Secretary of the Corporation shall act as Secretary of the Committee and shall provide the independent Auditor, the Chairman, the Chief Executive Officer, the President, any Vice-Chairmen and the Chief Financial Officer of the Corporation, as well as the head of the Internal Audit Department and each member of the Committee with notice of each meeting of the Committee, all of whom shall be entitled to attend each Committee meeting. The Secretary of the Committee will keep minutes of the Committee and such minutes will be retained in the corporate records of the Corporation. The Chairman of the Committee or the Committee may request any officer or employee of the Corporation or its affiliates to attend a Committee meeting.

(6)
In addition to any meeting of the Committee called pursuant to Section 4 above, the Committee shall meet with management and the independent Auditor of the Corporation within:

(a)
sixty (60) days, or such lesser period as may be prescribed by applicable law, following the end of each of the first three financial quarters of the Corporation, but in any event prior to the release of the financial results for each such quarter and their filing with the applicable regulatory authorities, to review and discuss the financial results of the Corporation for the preceding fiscal quarter and the related Management's Discussion and Analysis of Results of Operations and Financial Condition ("MD&A") as well as the results of the independent Auditor's review of the financial results for such quarter and, if satisfied, report thereon to, and recommend their approval by, the Board and their inclusion in the Corporation's required regulatory filings for such quarter; and

  (b)
  ninety (90) days, or such lesser period as may be prescribed by applicable law, following the financial year-end of the Corporation, but in any event prior to the release of the financial results for the financial year and their filing with the applicable regulatory authorities, to review and discuss the audited financial statements of the Corporation for the preceding fiscal year and the related MD&A and, if satisfied, report thereon to, and recommend their approval by, the Board and the Corporation's shareholders as required by applicable law and their inclusion in the Corporation's Annual Report and other required regulatory filings.

  In reviewing the quarterly and annual financial results the Committee shall ensure that there are adequate procedures for review of such financial results, including timely review by the independent Auditor.

(7)
For the purpose of performing their duties and responsibilities, the members of the Committee shall have full access to and the right to discuss any matters relating to such duties with management, any employee of the Corporation, the Internal Audit Department staff, the independent Auditor or any advisors to the Corporation as well as the right to inspect all books, records and facilities of the Corporation and its subsidiaries and shall be permitted to discuss such books, records and facilities and any other matters relating to the financial position of the Corporation with the employees, management, the independent Auditor and other external advisors of the Corporation as well as the Internal Auditors.

(8)
The Committee may retain outside financial, legal and other experts at the expense of the Corporation as it deems reasonably necessary to assist and advise the Committee in carrying out the Committee's duties and responsibilities.

  Duties and Responsibilities

(9)
With respect to audit related matters and in addition to the duties and obligations of the Committee under applicable law, the Committee may examine and consider such matters in relation to the internal and external audit of the Corporation's accounts (including the results of such audits), financial controls, financial reporting and in relation to the general financial affairs of the Corporation as the Committee may deem necessary or desirable except for those matters specifically delegated by the Board to another standing Board committee or retained by the Board.

          In carrying out the Committee's responsibilities, the Committee shall:

  (a)
  be directly responsible for the appointment, compensation, retention and oversight of the work of the independent Auditor, including resolution of disagreements between management and the independent Auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Corporation;

  (b)
  pre-approve, or establish procedures and policies for the pre-approval of, the engagement and compensation of the independent Auditor in respect of the provision of (i) all audit, audit-related, review or attest engagements required by applicable law and (ii) all non-audit services permitted to be provided by the independent Auditor in accordance with applicable law and the rules of the OSC, SEC and any other applicable regulatory authority;

  (c)
  review and approve the objectives and general scope of the external audit (including the overall audit plan, the proposed timing and completion dates) and discuss the external audit with the independent Auditor;

  (d)
  evaluate the performance, quality control procedures and efficiency of the independent Auditor in carrying out its responsibilities, review the experience and qualifications of the independent Auditor team, make annual recommendations to the Board as to the appointment or re-appointment of the independent Auditor and need for rotation of the independent Auditor (if any) and review such Auditor's independence, including the receipt at least annually of a disclosure report from the independent Auditor regarding the Auditor's independence as required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees", or other applicable regulatory requirements;

  (e)
  satisfy itself generally that there is a good working relationship between management and the independent Auditor, review any management letters, schedule of unadjusted differences or other reports of the independent Auditor and discuss any material differences of opinion between management and the independent Auditor;

  (f)
  satisfy itself that management has established and is maintaining an adequate and effective system of internal financial and accounting controls and is responding on a timely basis to any significant weaknesses which have been identified, meet with and review significant reports of the Internal Auditors and the independent Auditor relating to such internal controls and review the appointment, termination and replacement of the senior management of the Internal Auditors, the scope of the Internal Auditor's work plan and the overall performance, staffing and resources of the Internal Auditors

  (g)
  review annually management's assessment and report relating to the effectiveness of the Corporation's internal financial controls and procedures in respect of each fiscal year of the Corporation, as well as the independent Auditors' attestation of such assessment in each case when required under applicable law;

  (h)
  review the (i) selection, use and quality of application of, and proposed material changes to, critical accounting principles and practices and related judgments, and (ii) alternative GAAP treatments for policies and practices relating to material items, including the ramifications of such alternative disclosures or treatments and any recommended treatment, to ensure that the critical accounting policies and practices and GAAP treatments adopted are appropriate and consistent with the Corporation's needs and applicable requirements, and discuss the same with the independent Auditor;

  (i)
  review with management and the independent Auditor any issues raised by regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Corporation's financial statements or accounting or auditing practices;

  (j)
  review on behalf of the Board, any actual or potential illegal, improper or fraudulent behaviour which may have a negative effect on the integrity or reputation of the Corporation, review the findings of any regulatory authorities in relation to the financial affairs of the Corporation, review the disclosure of all insider and related party transactions and monitor compliance with the Corporation's Code of Conduct which may be in effect from time to time;

  (k)
  satisfy itself that there is an agreed course of action leading to the resolution of significant unsettled issues that do not affect the audited financial statements (e.g. disagreements regarding correction of internal control weaknesses or the application of accounting principles to proposed transactions), if any;

  (l)
  assess with management the Corporation's material risk exposures and the Corporation's actions to monitor and control such exposures;

  (m)
  review and approve the hiring of former employees of the independent Auditor who were engaged on the Corporation's account within the last three years prior to such hiring;

  (n)
  review all material off-balance sheet transactions and the related accounting presentation and disclosure;

  (o)
  discuss with the independent Auditor the matters required to be discussed by the Statement of Auditing Standards No. 54, 61, 89 and 90 (and comparable generally accepted auditing standards in Canada) and other applicable standards or requirements in effect from time to time relating to the conduct of the audit and quarterly review of the interim financial results;

  (p)
  review and assess this Audit Committee Charter annually and make recommendations to the Board for such changes to the Charter as the Committee shall consider necessary or desirable;

  (q)
  prepare the Audit Committee report in the form and at the time required by the applicable rules of the OSC, SEC, NYSE or other applicable regulatory authorities which are in effect from time to time for inclusion in the Corporation's Annual Report, Annual Information Form and/or information circular/proxy statement;

  (r)
  review and approve in advance all non-audit services otherwise permitted at law to be provided by the independent Auditor to the Corporation, provided that the Committee may pre-approve certain services within designated thresholds on an annual basis and further provided that the Committee may delegate to the Chairman of the Committee or such other members of the Committee that it deems appropriate certain pre-approval authority. Any such approval granted by such persons shall be reported at the next regularly scheduled meeting of the Committee.

  (s)
  review and, where appropriate, approve all public disclosure documents of the Corporation containing financial information or forecasts of the Corporation prior to its release, including all press releases containing such information or forecasts;

  (t)
  establish procedures for (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal controls, and auditing matters, and (ii) the confidential, anonymous submission of complaints by employees of the Corporation of concerns regarding questionable accounting or auditing matters; and

  (u)
  perform such other functions as requested or delegated by the Board from time to time or as required by the Corporation's articles and by-laws, applicable law or applicable regulatory agencies.

(10)
Notwithstanding the foregoing and subject to applicable law, the Committee shall not be responsible to plan or conduct internal or external audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles as these are the responsibility of management, the Internal Auditors and the independent Auditor. This Charter has been established to assist in ensuring sound business practices within the Corporation and to ensure the Corporation's compliance with applicable laws or regulations; however, nothing in this Charter is intended to expand applicable standards of liability under statutory and regulatory requirements for the directors of the Corporation or members of the Committee.

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TABLE OF CONTENTS
FORWARD-LOOKING STATEMENTS
ITEM 1. CORPORATE STRUCTURE
ITEM 2. GENERAL DEVELOPMENT OF THE BUSINESS
ITEM 3. DESCRIPTION OF THE BUSINESS
ITEM 4. DIVIDENDS
ITEM 5. MANAGEMENT'S DISCUSSION AND ANALYSIS
ITEM 6. DESCRIPTION OF CAPITAL STRUCTURE
ITEM 7. MARKET FOR SECURITIES
ITEM 8. DIRECTORS AND OFFICERS
ITEM 9. CORPORATE CONSTITUTION
ITEM 10. LEGAL PROCEEDINGS
ITEM 11. INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS
ITEM 12. TRANSFER AGENT AND REGISTRAR
ITEM 13. AUDIT COMMITTEE
ITEM 14. ADDITIONAL INFORMATION
SCHEDULE A PRINCIPAL SUBSIDIARIES
SCHEDULE B AUDIT COMMITTEE CHARTER/MANDATE